UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2016

The 2016 Annual Meeting of Stockholders of Endurance International Group Holdings, Inc. will be held on Thursday, May 26, 2016 at 2:00 p.m., Eastern time, at the Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect three Class III directors nominated by our Board of Directors, each to serve for a term ending in 2019, or until his successor has been duly elected and qualified;

2. To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To recommend, in a non-binding advisory “say-on-frequency” vote, the frequency of future advisory “say-on-pay” votes;

4. To approve an amendment and restatement of our 2013 Stock Incentive Plan to, among other things, increase the number of shares of common stock authorized for issuance under the plan from 18,000,000 to 38,000,000;

5. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2016; and

6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on March 31, 2016, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

If you are a stockholder of record, please vote over the internet at www.proxyvote.com, by telephone at (800) 690-6903 or, if you elected to receive printed materials, by mail. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

You may obtain directions to the location of the Annual Meeting on our website at http://ir.endurance.com/events.cfm. We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. To be admitted, you must bring photo identification and—if you are a beneficial owner of shares held in “street name”—proof of stock ownership on the record date. If you plan on attending, please RSVP by Friday, May 20, 2016 to Angela White at 781-852-3450, or by e-mail to ir@endurance.com.

By Order of the Board of Directors,

DAVID C. BRYSON

Secretary

April 12, 2016

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

PROXY STATEMENT

For the 2016 Annual Meeting of Stockholders on May 26, 2016

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2016 Annual Meeting of Stockholders, to be held on Thursday, May 26, 2016 at 2:00 p.m., Eastern time, at the Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement, the accompanying proxy card and our 2015 Annual Report to Stockholders were first made available to stockholders on or about April 12, 2016.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2016 Annual Meeting of Stockholders on May 26, 2016

This proxy statement and the 2015 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Endurance International Group Holdings, Inc.

Attn: Investor Relations

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Telephone: (781) 852-3200

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A.    We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2016 Annual Meeting of Stockholders, or Annual Meeting, to be held at the Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803 on Thursday, May 26, 2016 at 2:00 p.m., Eastern time.

Q. Who can vote at the Annual Meeting?

A.    Our Board has fixed March 31, 2016 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

        On the record date, we had 137,988,527 shares of common stock outstanding (each of which entitles its holder to one vote per share).

Q. How do I gain admission to the Annual Meeting?

A.    We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. If you are a record owner and your shares are registered directly in your name, you must bring a valid, government-issued photo identification. If you are a beneficial owner of shares held in “street name,” meaning they are held for your account by a broker or other nominee, you must bring a valid, government-issued photo identification and proof of beneficial ownership, such as: 1) a copy of the voting information form from your bank or broker with your name on it; 2) a letter from your bank or broker stating that you owned shares of our common stock as of the record date; or 3) an original brokerage account statement indicating that you owned shares of our common stock as of the record date.

        Stockholders are encouraged to attend the meeting. If you plan on attending, we ask that you please RSVP by Friday, May 20, 2016 to Angela White at 781-852-3450, or by e-mail to ir@endurance.com.

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1)   Over the Internet: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., or Broadridge, at www.proxyvote.com, and follow the instructions provided on the Notice of Internet Availability of Proxy Materials you received. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern time, on May 25, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)   By Telephone: Call (800) 690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern time, on May 25, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)   By Mail: If you elected to receive printed materials, you may complete and sign your proxy card included with those materials and mail it in the enclosed postage prepaid envelope to Broadridge. Broadridge must receive the proxy card not later than May 25, 2016, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

        If you do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)   In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)   By Mail: If you have elected to receive printed materials, you will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)   In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting. A legal proxy is not the form of proxy included with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a legal proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)   Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern time, on May 25, 2016.

(2)   If you have elected to receive printed materials, sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than May 25, 2016, will be counted.

(3)   Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?

A.    If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning a proxy card via the mail or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1), the advisory “say-on-pay” vote (Proposal 2), the advisory “say-on-frequency” vote (Proposal 3) and the amendment and restatement of our 2013 Stock Incentive Plan (Proposal 4) are non-discretionary matters. The ratification of the appointment of our independent auditors (Proposal 5) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A.    A majority of our outstanding shares of common stock must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy through the mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokers or nominees that indicate on their proxies that they do not have authority to vote those shares on non-discretionary matters. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A.     Proposal 1—Election of Three Class III Directors

        The three nominees for Class III director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as “broker non-votes.” Broker non-votes will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR all nominees;

• vote FOR one or more nominees and WITHHOLD your vote from the other nominee(s); or

• WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Non-Binding Advisory “Say-on-Pay” Vote on the Compensation of our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2. With respect to Proposal 2, you may:

• vote FOR the non-binding resolution;

• vote AGAINST the non-binding resolution; or

• ABSTAIN from voting on the non-binding resolution.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3—Non-Binding Advisory “Say-on-Frequency” Vote to Recommend Whether Future “Say-on-Pay” Votes Should Occur Every One, Two or Three Years

To recommend the frequency of future non-binding stockholder “Say-on-Pay” votes, you may:

• vote CHOICE 1 (every year);

• vote CHOICE 2 (every two years);

• vote CHOICE 3 (every three years); or

• ABSTAIN from voting on the non-binding resolution.

The frequency choice that receives the highest number of votes cast will be considered to be the preferred frequency of our stockholders with which we are to hold future advisory “say-on-pay” votes on executive compensation. Proposal 3 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 3. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes for any of the frequency choices or an abstention from the proposal. If you vote to ABSTAIN on Proposal 3, your shares will not be voted for or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and votes to ABSTAIN will have no effect on the voting on the proposal.

Our Board will take into consideration the outcome of this vote in determining the frequency of future executive compensation advisory votes. However, as an advisory vote, this proposal is non-binding, and our Board may decide that it is in our best interests and those of our stockholders to hold the advisory “say-on-pay” vote to approve executive compensation more or less frequently.

Proposal 4—Amendment and Restatement of 2013 Stock Incentive Plan

To approve Proposal 4, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 4. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 4 will not be counted as votes in favor of or against the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you vote to ABSTAIN on Proposal 4, your shares will not be voted for or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and votes to ABSTAIN will have no effect on the voting on the proposal.

Proposal 5—Ratification of Appointment of Independent Auditors

To approve Proposal 5, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 5 is a discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 5. If you vote to ABSTAIN on Proposal 5, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 5.

Although stockholder approval of our Audit Committee’s appointment of BDO USA, LLP, or BDO, as our independent auditors for the year ending December 31, 2016 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 5 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2016.

Q. Are there other matters to be voted on at the Annual Meeting?

A.    We do not know of any matters that may come before the Annual Meeting other than the election of three Class III directors, the advisory “say-on-pay” vote, the advisory “say-on-frequency” vote, the approval of the amendment and restatement of our 2013 Stock Incentive Plan, and the ratification of the appointment of our independent auditors. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. Who bears the costs of soliciting these proxies?

A.    We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

The following table sets forth the name, age and position of each of our directors as of March 18, 2016.

Name	Age	Position

Hari Ravichandran	40	Chief Executive Officer and Director

James C. Neary(2)(3)	51	Chairman of the Board

Dale Crandall(1)	74	Director

Joseph P. DiSabato(2)(3)	49	Director

Tomas Gorny	40	Director

Michael Hayford(1)	56	Director

Peter J. Perrone(1)	48	Director

Chandler J. Reedy(3)	35	Director

Justin L. Sadrian(2)	43	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Hari Ravichandran, a founder of our company, has served as a director of our company periodically since its inception and continuously since 2007 and as our chief executive officer since March 2011. Previously, Mr. Ravichandran served as our president from December 2009 to February 2016, and prior to that he had responsibility for a range of strategic, technology, operational and financial matters at our company. We believe that as a founder, and based on Mr. Ravichandran’s detailed knowledge of our company and our business, his service as our chief executive officer and his long career in the internet solutions industry, Mr. Ravichandran provides a critical contribution to our Board.

James C. Neary has served as our chairman since December 2011. Mr. Neary is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Neary is co-head of the firm’s industrial and business services group and a member of the firm’s executive management group. From 2010 to 2013, he led the firm’s late-stage efforts in the technology and business services sectors. From 2004 to 2010, he was co-head of the firm’s technology, media and telecommunications investment efforts. From 2000 to 2004, he led the firm’s capital markets activities. Prior to joining Warburg Pincus, Mr. Neary was a managing director at Chase Securities and worked in the leveraged finance group at Credit Suisse First Boston. Currently, he is a director of five private companies and a trustee of a not-for-profit institution. Within the last five years, Mr. Neary has served on the board of Fidelity National Information Services, Inc., a bank technology processing company. We believe Mr. Neary is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and as chairman of other companies and his deep familiarity with our company.

Dale Crandall has served as a director of our company since June 2013. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its president. Mr. Crandall also serves as a director of Ansell Limited, Bridgepoint Education, Inc. and two private companies. Previously, Mr. Crandall served as lead trustee of The Dodge & Cox Mutual Funds, and as a director of Coventry Health Care, Inc. and Metavante Technologies, Inc. We believe Mr. Crandall is qualified to serve on our Board due to his strong foundation in financial reporting and accounting matters for complex organizations and his extensive executive leadership and management experience.

Joseph P. DiSabato has served as a director of our company since December 2011. Mr. DiSabato worked for Goldman Sachs from 1988 to 1991, rejoined Goldman Sachs in 1994 and has served as managing director in its Principal Investment Area since 2000. Mr. DiSabato serves as a director for four private companies. We believe Mr. DiSabato is qualified to serve on our Board due to his extensive knowledge of financial and accounting matters and his familiarity with our company.

Tomas Gorny has served as a director of our company since 2007. Mr. Gorny also co-founded and served as chief executive officer and chairman of iPower, Inc. from 2001 to 2007 and, following our acquisition of iPower in 2007, he remained in a senior leadership role at iPower until 2010. Mr. Gorny is the chief executive officer and chairman of Unitedweb, Inc., a company that invests in internet and technology companies, where he has served since 2008 when he co-founded the company. In addition to serving as a director of Unitedweb, Mr. Gorny serves on the board of many of the private companies in which Unitedweb has invested. We believe Mr. Gorny is qualified to serve on our Board due to his extensive experience in our industry and detailed knowledge of our company and our business.

Michael D. Hayford has served as a director of our company since June 2013. From October 2009 until his retirement in June 2013, Mr. Hayford served as the chief financial officer at Fidelity National Information Services, Inc. Prior to joining Fidelity National Information Services, Mr. Hayford was with Metavante Technologies, Inc., a bank technology processing company, from 1992 through September 2009. He served as the chief operating officer at Metavante Technologies from May 2006 through September 2009 and as the president from November 2008 through September 2009. From November 2007 through October 2009, Mr. Hayford served on the board of Metavante Technologies. Mr. Hayford is a member of the board of directors and chairman of the audit committee of West Bend Mutual Insurance Company. We believe Mr. Hayford is qualified to serve on our Board due to his extensive executive leadership and management experience, as well as his background in financial reporting and accounting matters.

Peter J. Perrone has served as a director of our company since December 2011. Mr. Perrone is the chief financial officer at Percolate Industries, Inc., a marketing technology company, where he has served since December 2015. Previously, Mr. Perrone served as the chief financial officer of Limelight Networks, Inc., a digital presence management company, from November 2013 to December 2015, and as its senior vice president from August 2013 to November 2013. Mr. Perrone also served as a director of Limelight Networks from 2006 to August 2013. From 1999 to August 2013, Mr. Perrone was with Goldman Sachs, where he had served as managing director in its Principal Investment Area since 2007. Within the last five years, Mr. Perrone has served on the board of six private companies. We believe Mr. Perrone is qualified to serve on our Board due to his experience evaluating and providing guidance and strategic advice to technology and software companies, as well as his deep familiarity with our company.

Chandler J. Reedy has served as a director of our company since December 2011. Mr. Reedy is a managing director and partner at Warburg Pincus, where he has also served as an associate and as a principal, and joined the firm in 2004. Mr. Reedy focuses on the firm’s late-stage investments in the technology and business services sectors. Prior to joining Warburg Pincus, he worked in UBS’ Investment Banking Division where he advised corporations and financial sponsors on mergers and acquisitions and leveraged financings. Currently, Mr. Reedy is a director of three private companies. Within the last five years, he has served on the board of three additional private companies. We believe Mr. Reedy is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

Justin L. Sadrian has served as a director of our company since December 2011. Mr. Sadrian is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Sadrian leads the firm’s West Coast office and focuses on media, internet and information investments. Prior to joining the firm, Mr. Sadrian worked at JP Morgan in its investment banking and private equity groups. Currently, he is a director of Grubhub Inc., five private companies and two not-for-profit institutions. Within the last five years, Mr. Sadrian has served on the boards of four additional private companies. We believe Mr. Sadrian is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our Board currently consists of nine members. The current members of our Board were elected in compliance with the provisions of a stockholders agreement among our company and certain holders of our common stock. See “Related Person Transactions—Stockholders Agreement.” In particular, investment funds and entities affiliated with Warburg Pincus designated Messrs. Neary, Reedy and Sadrian, and may designate up to one additional director, for election to our Board, and investment funds and entities affiliated with Goldman Sachs designated Mr. DiSabato, for election to our Board. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our restated certificate of incorporation and amended and restated bylaws, our Board is divided into three classes, each of whose members will serve for staggered three year terms. The members of the classes are divided as follows:

•	the Class I directors are Messrs. Hayford, Perrone and Reedy, and their terms will expire at our annual meeting of stockholders held in 2017;

•	the Class II directors are Messrs. Crandall, Gorny and Sadrian, and their terms will expire at our annual meeting of stockholders held in 2018; and

•	the Class III directors are Messrs. DiSabato, Neary and Ravichandran, and their terms will expire at this Annual Meeting.

Our stockholders agreement provides that investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our initial public offering, or IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, our stockholders agreement provides that investment funds and entities affiliated with Goldman Sachs are entitled to designate one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by our Board, subject to the rights of any holders of any series of our preferred stock; provided that the authorized number of directors may not exceed ten as long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are entitled to designate at least one director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Our stockholders agreement provides that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively. In addition, our restated certificate of incorporation and our amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold at least a majority of our outstanding capital stock, our directors, other than a director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding capital stock.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the composition of the Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Messrs. Ravichandran and Gorny, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Board also determined that Messrs. Crandall, Hayford and Perrone, who are members of our Audit Committee, Messrs. DiSabato, Neary and Sadrian, who comprise our Compensation Committee, and Messrs. DiSabato, Neary and Reedy, who comprise our Nominating and Corporate Governance Committee, satisfy the respective independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making such determinations, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the Board and chief executive officer may be separated or combined. Our Board has considered its leadership structure and determined that at this time the roles of chairman of the Board and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer to focus on running the business, while allowing the chairman of our Board to lead the Board in its fundamental role of providing advice to and oversight of management. Mr. Neary has been an integral part of the leadership of our company and our Board since December 2011, and his strategic vision has guided our growth and performance. Our Board believes that Mr. Neary is best situated to ensure that the Board’s attention and efforts are focused on the most critical matters. Mr. Ravichandran has served as our chief executive officer since March 2011. As our Board has determined that each of our directors other than Messrs. Ravichandran and Gorny is independent, our Board believes that the independent directors provide effective oversight of management. Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the board process.

Board Committees

Our Board has established Audit, Compensation, and Nominating and Corporate Governance Committees, each of which operates under a charter that has been approved by our Board. A copy of each committee’s charter has been posted on the corporate governance section of our website, www.endurance.com.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The members of our Audit Committee are Messrs. Crandall, Hayford and Perrone. The Audit Committee met fourteen times during 2015 and acted by written consent three times.

Our Board has determined that Mr. Crandall is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our Board with respect to, compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	annually reviewing and making recommendations to our Board with respect to director compensation;

•	periodically reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and discussing with management our “Compensation Discussion and Analysis”; and

•	preparing the Compensation Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

The members of our Compensation Committee are Messrs. DiSabato, Neary and Sadrian. The Compensation Committee met five times during 2015 and acted by written consent five times. For additional information about the role and responsibilities of our Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Oversight of Executive Compensation Program.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of our Nominating and Corporate Governance Committee are Messrs. DiSabato, Neary and Reedy. The Nominating and Corporate Governance Committee met four times during 2015.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during 2015, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our company, nor has any member ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.endurance.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Listing Rules concerning any amendments to, or waivers from, any provision of the code.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates (other than directors appointed by Warburg Pincus and Goldman Sachs pursuant to our stockholders agreement) includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria specified in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and ability to act in the interests of stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our corporate governance guidelines provide that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities.

The director biographies on pages 8 to 9 indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Board believes that each of the director nominees has had substantial achievement in his professional and personal pursuits, and possesses talents and experience that will contribute to our success.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2017 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met, either in person or telephonically, nine times during 2015 and acted by written consent seven times. During 2015, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

Our directors are invited to attend our annual meetings of stockholders, but are not required to do so. Messrs. Ravichandran, Neary, Crandall, DiSabato, Hayford, Perrone, Reedy and Sadrian attended our 2015 annual meeting of stockholders.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Board, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are generally forwarded to all directors, or to specified individual directors, if applicable, if they relate to important substantive matters and include suggestions or comments that our chief legal officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications to our Board should address such communications to Board of Directors, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803.

Executive Officers Who Are Not Directors

The following table sets forth the name, age and position of each of our executive officers who are not also directors as of March 18, 2016.

Name	Age	Position

Marc Montagner	54	Chief Financial Officer

Ronald LaSalvia	55	President and Chief Operating Officer

Kathy Andreasen	50	Chief Administrative Officer

David C. Bryson	63	Chief Legal Officer

Marc Montagner has served as our chief financial officer since September 2015. Mr. Montagner was previously chief financial officer at LightSquared, Inc. from January 2012 until August 2015. Previously, he had been executive vice president of strategy, development and distribution at LightSquared from 2009 to 2010. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 2010 to December 2011, Mr. Montagner served as managing partner of DuPont Circle Partners LLC. Prior to joining LightSquared in February of 2009, Mr. Montagner was managing director and co-head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until 2006, he was senior vice president, corporate development and M&A with the Sprint Nextel Corporation. Prior to 2002, Mr. Montagner was a managing director in the Media and Telecom Group at Morgan Stanley.

Ronald LaSalvia has served as our president since February 2016 and our chief operating officer since May 2013. Previously, Mr. LaSalvia served as our executive vice president, operations from May 2011 through May 2013. Prior to joining Endurance, Mr. LaSalvia was with Decision Strategies International, a global consulting firm, where he held multiple positions, including chief operating officer from June 2009 to April 2011, director of operations from December 2008 to May 2009 and senior consultant from July 2007 to December 2008.

Kathy Andreasen has served as our chief administrative officer since February 2016 and our chief people officer since September 2012. From October 2011 to October 2012, Ms. Andreasen was an independent human resources strategy consultant. From October 2010 to September 2011, she served as chief people officer of AOL Inc. From December 2009 to October 2010, Ms. Andreasen served as chief human resources officer of Orchard Brands, a multi-channel retailer. From May 2008 to June 2009, Ms. Andreasen was head of human resources of Bill Me Later, a division of eBay Inc.

David C. Bryson has served as our chief legal officer since July 2013. He served as an executive vice president from May 2011 until July 2013 and as our general counsel from April 2005 until July 2013, as well as from 2000 to 2002. From 2002 to 2004, Mr. Bryson served as chief regulatory counsel at FleetBoston Financial Corporation.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2015 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Commercial Arrangements With Related Parties

Tregaron India Holdings, LLC, dba GlowTouch Technologies, provides us with a range of India-based outsourced services, including email- and chat-based customer and technical support, billing support, compliance monitoring, domain registrar support, marketing support, network monitoring, engineering and development support and web design and web building services. Certain of these services are provided to us by GlowTouch Technologies through its affiliates, including Diya Systems (Mangalore) Private Limited, or Diya, Glowtouch Technologies Pvt. Ltd, or Glowtouch, and Touch Web Designs, LLC, or Touch Web.

Diya provides outsourced sales and support services, as well as electricity and associated IT systems, to certain of our India-based businesses. Diya also leases office space to us pursuant to a deed of lease which extends through March 31, 2022, although we may terminate the lease early subject to payment of specified termination fees. Currently, rent under the lease is approximately $25,000 per month based on current exchange rates and increases by 5% annually through the end of the term.

Vidya Ravichandran and Indira Ravichandran, Mr. Ravichandran’s sister and mother, respectively, are majority owners of GlowTouch Technologies. Dr. V. Ravichandran, Mr. Ravichandran’s father, is chief executive officer of both Diya and Glowtouch and Vidya Ravichandran is president of GlowTouch Technologies and Touch Web. In 2015, we recorded expenses of $12.3 million for the services provided to us and office space leased to us by GlowTouch Technologies and its affiliates.

Innovative Business Services, LLC, or IBS, provides website security products that we and IBS offer to our customer base. Mr. Gorny, Mr. Ravichandran and a business partner of Mr. Gorny indirectly own IBS. Under our current agreement with IBS, we pay IBS $675,000 per year for specified website security products provided to our customers and we paid an additional monthly fee of $20,000 through May 2015, at which time our obligation to pay the additional monthly fee terminated. The agreement also involves revenue share arrangements between the parties, a minimum sales commitment by IBS and an agreement by us to use IBS as the exclusive external sales organization for a designated set of website security products for our major U.S. operated brands. The agreement has an initial term of five years ending in November 2019, although we may terminate it early subject to payment of specified termination fees. We may also terminate the agreement without penalty if IBS does not meet its minimum sales commitment for specified periods or in certain other specified circumstances. In 2015, we recorded expenses of $6.3 million in connection with our relationship with IBS.

Registration Rights Agreement

We entered into a second amended and restated registration rights agreement, dated October 25, 2013, or the 2013 registration rights agreement, with certain holders of our common stock, including our principal stockholders, pursuant to which we have agreed to register the sale of shares of our common stock under specified circumstances. As of March 18, 2016, holders of a total of 71,896,177 shares of our common stock have the right to require us to register these shares under the Securities Act of 1933, as amended, or the Securities Act, under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

We may be required by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs to register all or part of their shares of common stock in accordance with the Securities Act and the 2013 registration rights agreement. The net aggregate offering price of shares that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs propose to sell in any underwritten offering must be at least $50 million, or such holder must propose to sell all of such holder’s shares if the net aggregate offering price of such shares is less than $50 million. We are not obligated to effect more than three demand registrations at the request of investment funds and entities affiliated with Warburg Pincus and one demand registration at the request of investment funds and entities affiliated with Goldman Sachs, or effect more than one marketed underwritten offering in any consecutive 90-day period without the consent of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. There is no limitation on the number of unmarketed underwritten offerings that we may be obligated to effect at the request of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. We have specified rights to delay the filing or initial effectiveness of, or suspend the use of, any registration statement filed or to be filed in connection with an exercise of a holder’s demand registration rights.

In addition, if we propose to file a registration statement under the Securities Act with respect to specified offerings of shares of our common stock, we must allow holders of registration rights to include their shares in that registration. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares to be registered and our right to delay a registration statement under specified circumstances. Pursuant to the 2013 registration rights agreement, we are required to pay all registration expenses and indemnify each participating holder with respect to each registration of registrable shares that is completed.

Stockholders Agreement

We entered into a stockholders agreement, dated October 24, 2013, which we refer to as the stockholders agreement, with certain holders of our common stock, including investment funds and entities affiliated with Warburg Pincus and Goldman Sachs. The stockholders agreement contains agreements among the parties with respect to the election of our directors, certain restrictions on the issuance and transfer of shares and certain corporate governance matters. The material terms of the stockholders agreement are described below.

Director Designees; Chairman

Under the terms of the stockholders agreement, investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, investment funds and entities affiliated with Goldman Sachs are entitled to designate up to one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

For so long as investment funds and entities affiliated with Warburg Pincus are entitled to designate at least three directors to our Board, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our Board.

Removal of Directors

Any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively.

Quorum

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our Board and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate at least one director for election to our Board, in each case, a quorum of our Board will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our Board fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of at least one director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our Board.

Transfer Restrictions

Until December 22, 2016, and except for transfers to permitted transferees, any transfer of our shares of common stock by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs will require the prior written consent of each of the investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs that have the right to designate at least one director for election to our Board.

Approval Rights

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our Board, in addition to any other vote required by applicable law, certain actions required or permitted to be taken by our stockholders and certain specified corporate transactions may be effected only with the affirmative vote of 75% of our Board, including:

•	acquisitions or business combination transactions involving any other entity with an enterprise value in excess of $200 million in the aggregate;

•	mergers or other business combinations or other transactions involving a sale of all or substantially all of our and our subsidiaries’ assets or a “change in control” under our indebtedness documents;

•	dispositions of our or our subsidiaries’ assets with a value in excess of $200 million, other than sales of inventory or products in the ordinary course of business;

•	any change in the size of our Board;

•	any amendment to our restated certificate of incorporation or our amended and restated bylaws;

•	any termination of our chief executive officer or designation of a new chief executive officer;

•	any change in the composition of any committee of our Board;

•	except for ordinary course compensation arrangements, entering into, or modifying, any arrangements with one of our executive officers or any of our or our executive officers’ affiliates or associates;

•	issuance of additional shares of our or our subsidiaries’ capital stock, subject to certain limited exceptions;

•	incurrence of indebtedness, in a single transaction or a series of related transactions, that exceeds five times consolidated EBITDA, as defined in our Third Amended and Restated Credit Agreement, dated November 25, 2013, by and among us, EIG Investors Corp., as borrower, the lenders party thereto, and Credit Suisse AG, as administrative agent, as amended or restated from time to time, which we refer to as the credit agreement, for the preceding 12 months, subject to certain exceptions; and

•	any amendment to the definition of consolidated EBITDA in the credit agreement.

For so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our Board, the approval of the director designated by investment funds and entities affiliated with Goldman Sachs will be required for amendments to certain agreements with us if such amendments are disproportionately favorable to investment funds and entities affiliated with Warburg Pincus as compared to investment funds and entities affiliated with Goldman Sachs.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries. Further, no such person shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries. This exculpation from liability does not apply in the case of any such person who is a director or officer of ours, where such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Although directors designated for election to our Board by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, we have agreed in our stockholders agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

March 2015 Offering

In March 2015, we entered into an underwriting agreement with certain selling stockholders and Credit Suisse Securities (USA) LLC, as underwriter. Pursuant to the underwriting agreement, the selling stockholders sold an aggregate of 13,800,000 shares of common stock to the underwriter. The offering price of the shares to the public was $19.00 per share. We did not receive any of the proceeds from the sale of shares by the selling stockholders. The offering closed on March 11, 2015.

The directors, executive officers and 5% stockholders who participated in the offering as selling stockholders and the number of shares they sold to the underwriter in the offering are included in the table below. The selling stockholders paid any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares of common stock sold by them. We paid all other costs, fees and expenses incurred in effecting the registration of the shares of common stock in this offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of the selling stockholders’ counsel and accountants, which expenses were approximately $0.7 million, excluding underwriting discounts and commissions.

Selling Stockholder	Number of Shares Sold
Investment funds and entities affiliated with Warburg Pincus	9,068,086
Investment funds and entities affiliated with Goldman Sachs	2,923,608
Tomas Gorny	166,750
Hari Ravichandran	1,490,526
Ronald LaSalvia	37,950
Kathy Andreasen	16,330
David C. Bryson	40,250
Tivanka Ellawala	20,000
John Mone	25,000

Transactions with Goldman Sachs

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. and related entities, or the Goldman Sachs Funds, beneficially own approximately 11.2% of our outstanding capital stock, and Mr. DiSabato, one of our directors, is a managing director at Goldman Sachs. See “Principal Stockholders” and “Management and Corporate Governance.”

In December 2015, we entered into a three-year interest rate cap with a subsidiary of Goldman, Sachs & Co. which limits our exposure to interest rate increases on $500.0 million of our outstanding debt. In 2016, we expect to pay approximately $3.0 million to a subsidiary of Goldman, Sachs & Co. for this interest rate cap.

In connection with and concurrently with our acquisition of Constant Contact, Inc. in February 2016, we entered into a $735 million first lien incremental term loan facility, or the Incremental Term Loan Facility, and a $165 million revolving credit facility, or the New Revolving Facility (which replaced our previously existing $125 million revolving credit facility), and our wholly owned subsidiary EIG Investors Corp. issued 10.875% senior notes in the aggregate principal amount of $350.0 million due 2024, or the Notes. An affiliate of Goldman, Sachs & Co. provided loans in the aggregate principal amount of $312.4 million under the Incremental Term Loan Facility and a commitment in the aggregate principal amount of $57.6 million under the New Revolving Facility, and Goldman, Sachs & Co. acted as a book-running manager in our offering of the Notes and purchased approximately $148.8 million worth of the Notes. The foregoing financing arrangements were provided in accordance with a commitment letter we entered into with an affiliate of Goldman, Sachs & Co. and certain other investment banks in November 2015.

In connection with the issuance of the Notes, we entered into a registration rights agreement with the initial purchasers of the Notes, including Goldman, Sachs & Co. Pursuant to this registration rights agreement, we will, among other obligations, use commercially reasonable efforts to file an exchange offer registration statement with respect to a registered offer, or the Exchange Offer, to exchange the Notes for substantially identical notes and consummate the Exchange Offer within 365 days after the issuance of the Notes. We must also use commercially reasonable efforts to cause to become effective a shelf registration statement to cover resales of the

Notes by the beneficial owners thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. A registration default will occur if, among other things, (1) we fail to consummate the Exchange Offer or have the shelf registration statement become effective on or before the date that is 365 days after the issue date of the Notes or (2) the shelf registration statement becomes effective but thereafter ceases to be effective or usable in connection with the resale of Notes (subject to certain exceptions) during the periods specified in the registration rights agreement. If a registration default occurs with respect to the Notes, the annual interest rate of the Notes will be increased by 0.25% per annum and will increase again by 0.25% per annum 90 days thereafter until all registration defaults have been cured, up to a maximum amount of additional interest of 0.50% per annum. We will also use commercially reasonable efforts to cause to become effective a registration statement providing for the registration of certain secondary transactions in the Notes by Goldman, Sachs & Co. and its affiliates.

Goldman, Sachs & Co. also served as a financial advisor in connection with our acquisition of Constant Contact and in 2016 we paid approximately $8.6 million to Goldman, Sachs & Co. in connection with these services.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements we have with our executive officers and directors, see “Executive Compensation—Employment and Compensation Arrangements with Named Executive Officers” and “Executive Compensation—Director Compensation.”

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that transactions that are specifically contemplated by provisions of our restated certificate of incorporation and amended and restated bylaws do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed the audited financial statements of Endurance International Group Holdings, Inc. (the “Company”) for the fiscal year ended December 31, 2015 and discussed them with the Company’s management and BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Endurance International Group Holdings, Inc.

Dale Crandall, Chairman

Michael Hayford

Peter J. Perrone

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our executive compensation program, including the 2015 compensation of our named executive officers, or NEOs, who are listed below:

Name	Title
Hari Ravichandran	Chief Executive Officer
Marc Montagner	Chief Financial Officer
Ronald LaSalvia	President and Chief Operating Officer
Kathy Andreasen	Chief Administrative Officer
David Bryson	Chief Legal Officer
Tivanka Ellawala	Former Chief Financial Officer (through September 15, 2015)
John Mone	Former Chief Information Officer (through August 7, 2015)

Executive Overview

Business Overview

We are a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses, or SMBs, succeed online. Leveraging our proprietary technology platform, as of December 31, 2015, we served approximately 4.7 million subscribers globally with a comprehensive and integrated suite of over 150 products and services that help SMBs get online, get found and grow their businesses. Historically, our products focused largely on web hosting and other basic web presence solutions such as domains, but over time we have expanded to offer security, site backup, SEO and SEM, Google Adwords, mobile solutions, social media enablement, website analytics, email marketing and productivity and e-commerce tools, among others. More recently, we have launched additional products and services, including website builders, mobile site builders, cloud hosting solutions, premium domains and cloud storage solutions, both to satisfy existing subscriber needs and to expand the product gateways through which new subscribers initially reach us.

2015 Performance Highlights

Our fiscal 2015 results reflected a sound year both operationally and financially. During 2015:

•	GAAP revenue grew by 18 percent to $741.3 million;

•	Adjusted revenue[1] grew by 15 percent to $747.0 million;

•	Our GAAP net loss was $25.8 million;

•	Adjusted EBITDA[1] grew 14 percent to $267.5 million;

•	GAAP cash from operations grew 24 percent to $177.2 million;

•	Unlevered free cash flow (as reported)[1] grew 14 percent to $221.7 million;

•	Free cash flow[1], defined as GAAP cash from operations less capital expenditures and capital lease obligations, grew 23 percent to $141.2 million;

[1]	Adjusted revenue, adjusted EBITDA, unlevered free cash flow (as reported) and free cash flow are financial measures that are not calculated in accordance with generally accepted accounting principles in the United States, or non-GAAP financial measures. For definitions and a reconciliation of these non-GAAP financial measures to their most comparable measures calculated in accordance with GAAP, as well as our definition of total subscribers, please see Appendix B. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the comparable financial measures prepared in accordance with GAAP.

•	Our subscriber base increased during 2015 to approximately 4.7 million total subscribers[1] on platform at year end;

•	We entered into a definitive agreement to acquire Constant Contact, and closed that deal on February 9, 2016, positioning us as a leading provider of end-to-end web presence and marketing solutions for SMBs;

•	We completed several other small acquisitions that expanded our scale and provided synergy opportunities; and

•	We launched innovative new products aimed at creating new “gateways” to bring SMBs online, including a branded mobile site builder and cloud hosting, and continued to invest behind our website builder product.

Pay Philosophy

We expect our executive officers to initiate and carry out sustainable growth strategies and create long-term value for our stockholders. Company and individual performance are therefore key factors in our executive compensation program design. Our executive compensation programs are intended to:

•	Link compensation to stockholder value creation and the long-term growth of our company;

•	Be aligned with stockholder interests;

•	Be market competitive with the firms with which we compete for executives, so that we can attract, retain and reward the best talent;

•	Support our key financial goals, including adjusted revenue, adjusted EBITDA, and free cash flow objectives; and

•	Reflect each executive’s individual performance and career potential.

Key Features of Executive Compensation Program

Our Compensation Committee has designed our executive compensation program to deliver compensation in accordance with company and individual performance. For 2015, a significant majority of total compensation under our program (measured for this purpose as the sum of salary and bonus earned during 2015 plus the grant date fair value of stock and option awards granted during 2015) was variable and dependent upon performance actually achieved. Less than 2% of Mr. Ravichandran’s total 2015 compensation was fixed, with the remainder consisting of a performance-based restricted stock grant under which he earns shares based upon our level of achievement against a free cash flow per share target metric, as further described below. For our other NEOs who were serving as executive officers as of the end of 2015 (Messrs. Montagner, LaSalvia and Bryson and Ms. Andreasen), an average of 16% of their total 2015 compensation was fixed, with the remainder consisting of an annual bonus that is tied to company performance, stock options whose value depends on stock price appreciation, and restricted stock that vests over time provided that the executive remains employed with us.

(1)

Excludes Mr. Ellawala and Mr. Mone, who were not serving as officers at the end of 2015. Mr. Montagner joined us as Chief Financial Officer on September 15, 2015. To accurately compare fixed and variable compensation, the percentages shown were calculated by extrapolating Mr. Montagner’s prorated 2015 salary and annual bonus to the amounts he would have received had he been employed by us for the full year. Excludes Mr. Montagner’s sign-on bonus and relocation payment.

The key elements, compensation objectives and principles of our overall 2015 executive compensation program, and information on how these relate to company and individual performance, are summarized in the table below. Mr. Ravichandran’s compensation for 2015 is described in detail below under “2015 Executive Compensation—Hari Ravichandran—2015 Compensation.”

Compensation Element	Compensation Objectives and Principles	Relation to Performance
Base Salary—fixed annual cash salary

•  Compensates NEOs for services rendered during the year in the form of fixed cash compensation.

•  Base salary levels are set to reflect each NEO’s role and responsibilities, value to us, experience, performance, internal equity and market competitiveness.

•  Increases in base salary reflect economic conditions, business conditions, the Compensation Committee’s assessment of company and individual performance over the prior year, and potential of the individual to contribute to our success.

Annual Bonus—variable cash payment based on annual performance achieved	• Motivate and reward NEOs for achieving specific company performance goals over a one-year period. • Payment is not guaranteed and payout levels vary according to company and individual performance.	• Company performance determines the extent to which the annual bonus will be funded (if at all) • Annual bonuses are subject to adjustment based upon individual performance.

Long-Term Incentives (LTI)—equity awards that focus executives on the long-term performance of the company	• Align NEOs’ interests with those of our stockholders and drive long-term value creation. • Pay-for-performance focus. • Reward NEOs for long-term growth. • Attract, retain, motivate and reward NEOs.

•  50% of the LTI value for our NEOs other than Mr. Ravichandran is delivered as stock options, which motivate them to take actions which should increase our stock price.

•  50% of the LTI value for our NEOs other than Mr. Ravichandran is delivered as restricted stock, which provides retention incentives and aligns NEO interests those of stockholders.

Executive Compensation Best Practices

In addition to a general focus on pay-for-performance, our executive compensation program features a number of best practices that are designed to focus our NEOs on our long-term performance and to align their interests with those of our stockholders generally:

•	None of our NEOs have guaranteed base salary increases or bonuses.

•	We do not provide our NEOs with any defined benefit pension or supplemental pension benefits.

•	With the exception of modest umbrella liability insurance coverage, all benefits and perquisites offered to NEOs are consistent with those offered to all full time employees.

•	None of our NEOs have “golden parachute” excise tax gross-up arrangements.

•	We use an independent compensation consultant and benchmark our compensation practices against a peer group of similar companies within a reasonable size range of us.

•	With the exception of performance-based awards, equity awards granted to our NEOs have “double-trigger” vesting and will be accelerated only in the event we undergo a change in control and the executive’s employment is terminated without cause by us, or, if applicable, for good reason by the executive, within one year of the change in control.

•	Our compensation program does not encourage excessive risk taking.

•	Our stock incentive plans do not permit repricing or exchange of underwater stock options without stockholder approval.

•	We prohibit hedging of our stock by employees.

Setting Executive Compensation

Oversight of Executive Compensation Program

Our Compensation Committee is responsible for overseeing our executive compensation program. Our Compensation Committee reviews and approves the compensation of our executive officers after taking into account such factors as our financial and operational performance, Mr. Ravichandran’s recommendations with respect to the compensation of his direct reports, the input of Ms. Andreasen, its own assessment of the performance of each executive officer, market data for comparable positions and prevailing industry compensation trends and practices. Our Compensation Committee has full discretion to approve, modify or reject any compensation change recommended by Mr. Ravichandran for the other NEOs.

The Compensation Committee has the ability to delegate certain of its responsibilities to subcommittees, but has not done so to date. The Compensation Committee may also delegate to executive officers the ability to approve grants under our stock incentive plans to employees who are not executive officers or directors.

Our Compensation Committee has engaged Exequity, LLP, or Exequity, an independent compensation consulting firm, to advise it on executive compensation, equity plan design and related corporate governance matters. In 2015, Exequity advised our Compensation Committee with respect to the composition of our executive compensation peer group, evaluating and benchmarking our executive compensation programs in relation to peer group practices, evaluating and analyzing Mr. Ravichandran’s performance-based restricted stock grant in relation to peer group practices and more broadly, and benchmarking our stock incentive plan utilization and overhang rates in relation to peer group practices. The Compensation Committee has assessed Exequity’s independence from management as required by the NASDAQ Listing Rules and has concluded that Exequity’s engagement does not present a conflict of interest.

Benchmarking of Executive Compensation for 2015

The Compensation Committee evaluates our executive compensation program based on our business and talent development strategies, the Committee members’ business judgment and a group of peer companies, which in 2015 consisted of 18 companies that were in similar or complementary industries, had comparable market capitalizations and revenues, and/or were competitors for key executive talent.

For 2015, the peer group consisted of the following companies:

Bankrate, Inc.

Cogent Communications Group, Inc.

Constant Contact, Inc. (which we acquired in February 2016)

Conversant Inc.

CoStar Group, Inc.

DealerTrack Holdings, Inc.

J2 Global, Inc.

NetSuite Inc.

Pandora Media, Inc.

Rackspace Hosting, Inc. SolarWinds, Inc. SS&C Technologies Holdings, Inc. The Ultimate Software Group, Inc. VeriSign, Inc. Cimpress N.V. Web.com Group, Inc. WebMD Health Corp. Yelp, Inc.

We do not target a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, for NEO pay levels. Instead, we review total direct compensation for each position and the mix of elements to ensure that compensation is adequate to attract and retain key NEOs.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•	Base salaries, including those of our NEOs, are fixed and based on the respective responsibility of the individual. Base salaries are generally designed to provide a predictable income at market-competitive levels, regardless of our financial or stock price performance.

•	Our annual bonus program, the Management Incentive Plan, or MIP, is based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole.

•	Bonuses under the MIP are capped at a maximum payout of 150% of target and payouts are subject to adjustment based on the Compensation Committee’s discretion. We believe both of these features act as disincentives to excessive risk taking.

•	Long-term compensation opportunities consist of equity-based awards such as restricted stock, restricted stock units and options that vest over four years in the case of time-based awards, and performance-based awards that generally require both the achievement of designated metrics and employment through a specified date. We believe that this encourages our executives to make decisions that are in the best long-term interests of our company as a whole because the ultimate value of these awards is realized over time based upon company performance.

2015 Executive Compensation

This section discusses developments in Mr. Ravichandran’s compensation during 2015 and shows the key components of 2015 compensation for our NEOs generally: base salary, annual bonus and LTI awards.

Hari Ravichandran—2015 Compensation

Performance-Based Restricted Stock Award

In September 2015, our Compensation Committee and Board approved the grant of a performance-based restricted stock award, or PRSA, to Mr. Ravichandran. The PRSA provides an opportunity for Mr. Ravichandran to earn up to 3,693,754 shares of our common stock, or the Award Shares, over a three-year period beginning on July 1, 2015 and ending on June 30, 2018, or the Performance Period. Award Shares may be earned based on our achieving pre-established threshold, target and maximum levels of free cash flow per share, which is defined in the award agreement as Unlevered Free Cash Flow (as reported)2, as defined in our Form 8-K filed on August 4, 2015, less interest paid, divided by the number of outstanding shares of our common stock (excluding the Award Shares) at the end of the applicable Performance Quarter or Performance Year, each as defined below.

If free cash flow per share for the Performance Period were at the target level throughout the entire Performance Period, Mr. Ravichandran would earn 2,350,571 of the Award Shares for the Performance Period. If free cash flow per share were above the threshold level but below the target level for the Performance Period, he would earn fewer Award Shares, and if it were above the target level for the Performance Period, he would earn up to the maximum number of the Award Shares. The threshold, target and maximum levels were designed to be reasonably attainable, difficult but attainable, and challenging, respectively. The award structure is specifically designed to incentivize performance in excess of the target level by accelerating the number of Award Shares Mr. Ravichandran would receive for results above target. Our Board and Compensation Committee believe that achieving target level performance over the Performance Period would represent meaningful free cash flow per share growth from levels at the time of grant and would create significant stockholder value, and that achieving the maximum level would represent exceptional performance.

Award Shares may be earned during each calendar quarter during the Performance Period (each, a Performance Quarter) if we achieve a threshold, target or maximum level of free cash flow per share for the Performance Quarter. If free cash flow per share is less than the threshold level for a Performance Quarter, no Award Shares will be earned during that Performance Quarter. Award Shares that were not earned during a Performance Quarter may be earned later during the then current twelve month period from July 1st to June 30th during the Performance Period (each, a Performance Year) at a threshold, target or maximum level of free cash flow per share for the Performance Year.

For the first Performance Quarter in the Performance Period (July 1, 2015 through September 30, 2015), we did not reach the threshold level of free cash flow per share of $0.29, and consequently Mr. Ravichandran did not earn any Award Shares for that Performance Quarter. For the second Performance Quarter (October 1, 2015 through December 31, 2015), we achieved the target level of free cash flow per share of $0.30, which resulted in Mr. Ravichandran earning 195,881 shares for that Performance Quarter. Mr. Ravichandran may still earn any Award Shares that were not earned in the first and second Performance Quarters, up to the maximum number of Award Shares for the current Performance Year (July 1, 2015 through June 30, 2016) if we reach the threshold, target or maximum level of free cash flow per share for the current Performance Year.

Only one-third of the Award Shares are generally eligible to be earned in any Performance Year while Mr. Ravichandran is employed by us. In order to account for the potential concentration of growth capital expenditures in a particular Performance Year, in certain instances free cash flow per share that exceeds the threshold level for a later Performance Year (in the event that the threshold level for the immediately preceding Performance Year was not met) or that exceeds the maximum level for a later Performance Year can be applied to earn Award Shares that were not earned in the immediately preceding Performance Year. However, free cash flow per share may not be applied to more than one Performance Year.

[2]	Please see Appendix B for the definition of Unlevered Free Cash Flow (as reported) and a reconciliation to the nearest comparable GAAP measure.

If there is a change in control (as defined in Mr. Ravichandran’s employment agreement) while Mr. Ravichandran is employed by us or Mr. Ravichandran’s employment is terminated due to death or disability (as defined in Mr. Ravichandran’s employment agreement) during a given Performance Quarter, Mr. Ravichandran will be entitled to any Award Shares earned for previous Performance Quarters, together with a number of Award Shares equal to the target level of Award Shares for that Performance Quarter and for any additional remaining Performance Quarters during the Performance Period.

If we terminate Mr. Ravichandran’s employment without cause or he resigns for good reason (as such terms are defined in his employment agreement), Mr. Ravichandran will be entitled to any Award Shares earned for previous Performance Quarters, together with the number of Award Shares that are earned for the Performance Quarter in which his employment ends (but no less than the target number of Award Shares for such Performance Quarter).

Except as described above, Mr. Ravichandran must be employed by us at the end of the Performance Period (June 30, 2018) in order to become vested in any Award Shares that have been earned under the PRSA. Award Shares that have been earned based on free cash flow per share performance as described above will be forfeited if, prior to a change in control, Mr. Ravichandran resigns without good reason or his employment is terminated by us for cause before the end of the Performance Period.

Our Compensation Committee and Board determined to grant the PRSA based on their assessment of the importance of retaining and motivating Mr. Ravichandran, whose leadership is valued by the Board, the Compensation Committee, employees, investors and business partners, and his contributions to us since our IPO in 2013. For the purposes of evaluating the magnitude of the PRSA, the Board and the Compensation Committee received relevant information and benchmarking data from the Compensation Committee’s independent compensation consultant. The Board and Compensation Committee believe that it is in the best interests of stockholders to retain Mr. Ravichandran and keep him engaged and motivated and that this award achieves that purpose. Further, the Board and the Compensation Committee believe that making the vast majority of Mr. Ravichandran’s compensation both performance-based and in the form of restricted stock (as opposed to cash) better aligns Mr. Ravichandran’s interest with those of other stockholders.

Base Salary and Bonus Changes

In connection with the PRSA and in order to further align Mr. Ravichandran’s compensation with corporate performance, we and Mr. Ravichandran also amended his employment agreement to reduce his base salary from $750,000 to $200,000 effective October 1, 2015, and to reduce his annual cash bonus with respect to calendar years 2015, 2016 and 2017 to zero unless otherwise determined by the Board or the Compensation Committee. Mr. Ravichandran’s base salary will be reviewed for increase no later than the end of the Performance Period under the PRSA.

Components of 2015 Executive Compensation Program—Base Salary

During 2015, base salaries for Ms. Andreasen and Mr. Mone were increased to reflect expanded duties and responsibilities. Base salaries for Mr. Ellawala, Mr. LaSalvia and Mr. Bryson remained the same as in 2014.

Effective October 1, 2015, Mr. Ravichandran’s base salary was decreased to $200,000, as further discussed above under “2015 Executive Compensation—Hari Ravichandran—2015 Compensation.”

The chart below shows the 2014 and 2015 base salaries for our NEOs:

Name	2014 Base Salary ($)	2015 Base Salary ($)	Change ($/%)
Hari Ravichandran	750,000	200,000	(73)%
Marc Montagner(1)	N/A	450,000	N/A
Ronald LaSalvia	400,000	400,000	0%
Kathy Andreasen	325,000	350,000	8%
David Bryson	300,000	300,000	0%
Tivanka Ellawala(2)	375,000	375,000	0%
John Mone(3)	300,000	400,000	33%

(1)	Mr. Montagner joined us as Chief Financial Officer on September 15, 2015.
(2)	Mr. Ellawala served as our Chief Financial Officer through September 15, 2015
(3)	Mr. Mone served as our Chief Information Officer through August 7, 2015.

Components of 2015 Executive Compensation Program—Annual Bonus

For 2015, we began to pay bonuses annually rather than quarterly, as we had done in prior years. Our annual bonuses are granted under the MIP, which is designed to reward our NEOs (other than Mr. Ravichandran, who is not eligible to receive an annual bonus unless otherwise determined by the Board or the Compensation Committee as described above under “2015 Executive Compensation—Hari Ravichandran—2015 Compensation”) for our achievement of designated performance targets for a fiscal year. Each of these targets is assigned a weight, and our percentage achievement against each target is weighted accordingly. The weighted percentage achievements for each target are then added together to derive a Company Achievement Factor. The bonus pool under the MIP will not be funded at all unless the Company Achievement Factor is 90% or greater, at which point the bonus pool will be funded as follows:

Company Achievement Factor	Bonus Pool Funding
90%	50%
95%	95%
100%	100%
105%	105%
110%	150%

A Company Achievement Factor from 95% through 105%, inclusive, will result in proportional funding of the bonus pool. For a Company Achievement Factor that is greater than 90% but less than 95%, or greater than 105% but less than 110%, bonus pool funding will be determined using linear interpolation. If the Company Achievement Factor is equal to or greater than 110%, the maximum bonus pool funding level under the MIP is 150%.

If the bonus pool is funded, individual bonuses are calculated based upon each individual’s eligible earnings, target bonus percentage, the Company Achievement Factor and their individual performance. The target bonus percentage for each NEO at the end of 2015 is shown in the table below. Effective July 1, 2015, the target bonus percentage for Mr. LaSalvia was increased from 50% to 60% of his base salary and the target bonus percentage for each of Ms. Andreasen and Mr. Bryson was increased from 40% to 50% of their respective base salaries. The calculation of 2015 annual bonuses for Mr. LaSalvia, Ms. Andreasen and Mr. Bryson was prorated to reflect these mid-year modifications, which were intended to reflect expanded responsibilities.

For 2015, the MIP had two targets, an adjusted revenue target of $756.1 million and an adjusted EBITDA target of $279.8 million, with the adjusted revenue target weighted at 60% and the adjusted EBITDA target weighted at 40%.

Our actual adjusted revenue for 2015 was $747.0 million, or 98.8% of the adjusted revenue target (the AR Percentage), and our actual adjusted EBITDA for 2015 was $267.4, or 95.6% of the adjusted EBITDA target (the AE Percentage). A 60% weight was then applied to the AR Percentage and a 40% weight was applied to the AE Percentage, and the results were added together to arrive at a Company Achievement Factor of 97.5%, as shown in the below formula:

(98.8% AR Percentage * 60%) + (95.6% AE Percentage * 40%) = 97.5% Company Achievement Factor

A Company Achievement Factor of 97.5% resulted in 97.5% funding of the bonus pool, such that bonuses for individual NEOs were calculated by multiplying each person’s eligible earnings by his or her target bonus percentage and 97.5%. The output of this calculation for each NEO was then reviewed by the Compensation Committee for increase or decrease based upon its subjective assessment of each individual’s performance, including input and recommendations from Mr. Ravichandran. The Committee then applied an individual performance multiplier, which may be less than, equal to or greater than 100%, to adjust the bonuses based on individual performance. The Committee selected a 100% performance multiplier for all NEOs in 2015, reflecting its assessment that our 2015 results reflected strong efforts across the executive team.

The following table shows the 2015 annual bonus as calculated under the MIP for each NEO other than Mr. Ravichandran, Mr. Ellawala and Mr. Mone. Mr. Ravichandran’s bonus arrangement is discussed above under “2015 Executive Compensation—Hari Ravichandran—2015 Compensation.” Neither Mr. Ellawala nor Mr. Mone received a bonus for 2015, in Mr. Ellawala’s case because of his transition to a new role at the company effective September 15, 2015, and in Mr. Mone’s case because he left the company effective November 1, 2015.

Name	2015 Bonus Eligible Earnings ($)	2015 Annual Bonus Target Percent of Eligible Earnings	2015 Company Achievement Factor	Individual Performance Multiplier	Actual 2015 Annual Bonus Earned ($)
Marc Montagner(1)	128,077	75%	97.5%	100%	93,656
Ronald LaSalvia	400,000	50% / 60%(2)	97.5%	100%	214,500
Kathy Andreasen	343,269	40% / 50%(2)	97.5%	100%	150,938
David Bryson	300,000	40% / 50%(2)	97.5%	100%	131,625

(1)	Mr. Montagner joined us as Chief Financial Officer on September 15, 2015.
(2)	Calculations prorated to reflect the impact of an increase to target bonus percentage effective July 1, 2015.

Components of 2015 Executive Compensation Program—Long-Term Incentives

For 2015, we granted annual LTI in the form of stock options and restricted stock. For NEOs other than Mr. Ravichandran, who is discussed separately under “2015 Executive Compensation—Hari Ravichandran—2015 Compensation,” and Mr. Ellawala, who did not receive an equity grant in 2015, the mix of these awards was 50% options, 50% restricted stock based on value of the equity awards granted. The number of shares subject to these equity awards was determined for the restricted stock component by dividing the “Value Delivered as Restricted Stock” shown below by the closing price of a share of our common stock on the grant date of the relevant award, and for the stock option component by dividing the “Value Delivered as Stock Options” shown below by one-third of the closing price of a share of our common stock on the grant date of the relevant award.

Name	2015 Target LTI Value ($)	50% LTI Value Delivered as Stock Options ($)	Shares Underlying Stock Options (#)	50% LTI Value Delivered as Restricted Stock ($)	Shares of Restricted Stock (RSAs) (#)
Marc Montagner	2,500,000	1,250,000	253,036	1,250,000	84,345
Ronald LaSalvia	2,000,000	1,000,000	163,577	1,000,000	54,526
Kathy Andreasen	1,000,000	500,000	81,788	500,000	27,263
David Bryson	750,000	375,000	61,341	375,000	20,447
John Mone(1)	1,000,000	500,000	81,788	500,000	27,263

(1)	Mr. Mone forfeited all but 22,150 of the shares subject to the stock option award and 6,815 of the shares subject to the restricted stock award shown in the table above due to his departure from the company effective November 1, 2015. See “Potential Payments upon Termination or Change in Control” below.

The stock options reflected in the table above were granted with an exercise price equal to the stock price on the grant date, with 25% vesting on the first anniversary of the grant date and an additional 1/48th vesting monthly thereafter, and have a term of 10 years. Restricted stock vests over four years, with 25% vesting on each anniversary of the grant date.

Benefits and Perquisites

For 2015, we provided our NEOs with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life insurance and participation in our 401(k) plan. We also provide our NEOs with umbrella liability insurance coverage, at our expense. In 2015, we also provided Mr. Ellawala with a life insurance policy for his benefit, covering him in the amount of $2 million.

Also in 2015, we paid Mr. Montagner the first installment of his sign-on bonus in the amount of $200,000 and a relocation payment of $250,000 in connection with his joining us as our Chief Financial Officer effective September 15, 2015. The second installment of Mr. Montagner’s sign-on bonus was paid in January 2016. See “Employment and Compensation Arrangements with Named Executive Officers” below.

Severance and Change in Control Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. In addition, severance protections in a change in control context help ensure leadership continuity and continued commitment during a time of transition, including a sustained focus on the best interests of stockholders and our company. Accordingly, we provide severance and change in control protection to Messrs. Ravichandran, Montagner, LaSalvia and Bryson and Ms. Andreasen pursuant to their respective employment agreements and equity award agreements.

For detailed information about severance and change in control arrangements for our NEOs, see “Employment and Compensation Arrangements with Named Executive Officers” and “Potential Payments upon Termination or Change in Control” below.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the company’s chief executive officer and the three most highly compensated executive officers other than the chief executive officer and chief financial officer. Certain compensation paid during a transition period following our initial public offering, or paid after the transition period pursuant to certain equity awards granted during the transition period, will be exempt from the deduction limitation under Section 162(m) of the Code. In addition, compensation that constitutes qualified performance-based compensation is not subject to the deduction limitation if certain requirements are met. We may structure and administer our Amended and Restated 2013 Stock Incentive Plan in a manner intended to comply with the performance-based compensation exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Amended and Restated 2013 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our company and stockholders.

2016 Executive Compensation Program Changes

In February 2016, our Compensation Committee approved the grant of performance-based restricted stock awards, or the 2016 PRSAs, to Mr. Montagner, Mr. LaSalvia and Ms. Andreasen. Mr. Montagner’s 2016 PRSA provides him with an opportunity to earn up to 223,214 shares of our common stock, with a target of 178,571 shares. Mr. LaSalvia’s 2016 PRSA provides him with an opportunity to earn up to 260,416 shares of our common stock, with a target of 208,333 shares. Ms. Andreasen’s 2016 PRSA provides her with an opportunity to earn up to 148,810 shares of our common stock, with a target of 119,048 shares.

The shares subject to the 2016 PRSAs will be earned based on our Constant Contact brand achieving a performance metric, or the Performance Metric, consisting of a pre-established level of adjusted revenue (weighted 50%), adjusted EBITDA (weighted 25%) and adjusted free cash flow (weighted 25%), in each case for the twelve-month period ending December 31, 2016, assuming for this purpose that our acquisition of Constant Contact had taken place on January 1, 2016. Adjusted free cash flow is defined for purposes of the 2016 PRSAs as adjusted EBITDA less restructuring charges, capital expenditures, working capital and certain other specified expenses. Each executive will earn from 0% to 125% of the target number of shares subject to his or her 2016 PRSA based on the level of achievement of the Performance Metric. Shares that are earned based on achievement of the Performance Metric will vest on March 31, 2017, or the Determination Date, and any unearned shares as of that date will be forfeited. Achievement of the Performance Metric at the target level is intended to be difficult but attainable.

If there is a change in control (as defined in the executive’s employment agreement) while such executive is employed by us, the shares subject to the executive’s 2016 PRSA will vest immediately at the target level of achievement of the Performance Metric and the remaining shares will be forfeited. If the executive’s employment is terminated without cause or due to death or disability or he or she resigns for good reason (as such terms are defined in the executive’s employment agreement) prior to the Determination Date, the shares subject to the executive’s 2016 PRSA will be reduced pro-rata based on the duration of his or her employment and the reduced number of shares will vest on the Determination Date based on the actual level of achievement of the Performance Metric. Except as described above, the executive must be employed on the Determination Date in order for any shares subject to the 2016 PRSA to vest.

Aside from the grants of these 2016 PRSAs, we anticipate that our 2016 executive compensation program will be substantially similar to 2015.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Endurance International Group Holdings, Inc.

James C. Neary, Chairman

Joseph P. DiSabato

Justin L. Sadrian

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our NEOs for each of the last three fiscal years during which the officer was an NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Hari Ravichandran	2015	618,846	—		35,365,478		—		—	11,334	(4)	35,995,658
Chief Executive Officer (Principal Executive Officer)	2014	750,000	—		—		—		750,000	10,900		1,510,900
	2013	485,460	—		12,160,104		18,776,813		487,500	20,608,743	(5)	52,518,620

Marc Montagner(6)	2015	128,077	200,000	(7)	1,249,993		2,024,288		93,656	259,994	(8)	3,956,008
Chief Financial Officer (Principal Financial Officer)

Ronald LaSalvia	2015	400,000	—		1,000,007		1,634,134		214,500	11,334	(4)	3,259,975
President and Chief Operating Officer	2014	400,000	200,000		—		—		—	10,900		610,900
	2013	353,205	50,000	(9)	469,572		1,525,564		189,983	7,780		2,596,104

Kathy Andreasen(10)	2015	343,269	—		500,003		817,062		150,938	11,334	(4)	1,822,606
Chief Administrative Officer

David Bryson(10)	2015	300,000	—		374,998		612,797		131,625	11,334	(4)	1,430,754
Chief Legal Officer

Tivanka Ellawala	2015	375,000	—		—		—		—	13,032	(11)	388,032
Former Chief Financial Officer (Former Principal Financial Officer)	2014	375,000	—		—		—		220,560	13,275		608,835
	2013	373,317	700,000	(12)	776,849		1,525,564		233,322	152,868		3,761,920

John Mone(10)	2015	311,539	—		757,195	(13)	1,297,850	(14)	—	59,673	(15)	2,426,257
Former Chief Information Officer

(1)	Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, or FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(2)	Amounts in this column reflect the aggregate Black Scholes grant date fair value of stock options awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(3)	Amounts in this column represent non-equity incentive plan compensation earned for the years shown based upon company and individual performance. See “Compensation Discussion and Analysis—2015 Executive Compensation—Components of 2015 Executive Compensation—Annual Bonus” above.
(4)	Amount consists of matching contributions to our 401(k) retirement plan made by us on the named executive officer’s behalf and premiums paid for an umbrella liability insurance policy and an associated $17 tax gross-up.
(5)	Amount consists principally of payments totaling $20.5 million made to Mr. Ravichandran in 2013 (consisting of $15.0 million intended to assist him with IPO-related tax planning and $5.5 million pursuant to a prior agreement between us and Mr. Ravichandran). Also includes matching contributions to our 401(k) retirement plan made by us on Mr. Ravichandran’s behalf and premiums paid for an umbrella liability insurance policy.
(6)	Mr. Montagner joined us as Chief Financial Officer on September 15, 2015.

(7)	Amount consists of a $200,000 sign-on bonus.
(8)	Amount consists of a relocation payment of $250,000 and matching contributions to our 401(k) retirement plan made by us on Mr. Montagner’s behalf.
(9)	Amount represents a bonus paid in connection with the closing of our IPO in October 2013.
(10)	Ms. Andreasen and Messrs. Bryson and Mone were determined to be NEOs for purposes of this proxy statement and were not determined to be NEOs in 2014 or 2013. Therefore, the Summary Compensation Table only includes compensation information for Ms. Andreasen and Messrs. Bryson and Mone for 2015.
(11)	Amount consists of matching contributions to our 401(k) retirement plan made by us on Mr. Ellawala’s behalf and premiums paid on a life insurance policy for Mr. Ellawala’s benefit and an associated $57 tax gross-up.
(12)	Amount consists of a bonus paid in connection with the closing of our IPO in October 2013 and a $275,000 sign-on bonus.
(13)	Mr. Mone was awarded 27,263 shares of restricted stock in April 2015, of which 20,448 unvested shares were forfeited upon his departure from the company in November 2015. On August 2, 2015, the Compensation Committee modified a portion of Mr. Mone’s unvested restricted stock awards, which would have otherwise been forfeited upon his departure, to accelerate vesting to November 1, 2015. The total amount represents the grant date fair value of the April 2015 restricted stock award ($500,003), as well as the aggregate incremental fair value of the modified awards, computed as of the date of modification in accordance with the provisions of FASB ASC 718 ($257,192).
(14)	Mr. Mone was awarded an option to purchase 81,788 shares of common stock in April 2015, of which 59,638 unvested shares were forfeited upon his departure from the company in November 2015. On August 2, 2015, the Compensation Committee modified a portion of Mr. Mone’s unvested stock options, which would have otherwise been forfeited upon his departure, to accelerate vesting to November 1, 2015. The total amount represents the grant date fair value of the April 2015 stock option grant ($817,062), as well as the aggregate incremental fair value of the modified awards, computed as of the date of modification in accordance with the provisions of FASB ASC 718 ($480,788).
(15)	Amount consists of matching contributions to our 401(k) retirement plan made by us on Mr. Mone’s behalf, COBRA premiums and a severance payment of $46,154.

2015 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2015.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/sh)		Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Hari Ravichandran	—	(5)
	9/18/15					1,678,980	(6)	2,350,571	(6)	3,693,754	(6)							35,365,478

Marc Montagner	—	(7)	48,029	96,058	144,087
	9/15/15											84,345						1,249,993
	9/15/15													253,036		14.82		2,024,288

Ronald LaSalvia	—		110,000	220,000	330,000
	4/30/15											54,526						1,000,007
	4/30/15													163,577		18.34		1,634,134

Kathy Andreasen	—		77,404	154,808	232,212
	4/30/15											27,263						500,003
	4/30/15													81,788		18.34		817,062

David Bryson	—		67,500	135,000	202,500
	4/30/15											20,447						374,998
	4/30/15													61,341		18.34		612,797

Tivanka Ellawala	—	(8)	112,500	225,00	337,500

John Mone	—	(8)	90,000	180,000	270,000
	4/30/15											27,263						500,003
	4/30/15													81,778		18.34		817,062
	11/1/15	(9)										12,726	(10)	43,708	(10)		(10)	737,980	(10)

(1)	The MIP was approved by the Compensation Committee in February 2014. These columns show the potential bonus payments for each NEO under the MIP as if the financial goals established for 2015 had been achieved at the threshold, target or maximum levels. The bonus payments under the MIP could range from zero if the threshold level of financial performance is not achieved, to a maximum of 150% of the target. Actual bonus payments paid to our NEOs under the MIP for 2015 performance are shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation.” For a description of the financial goals under the MIP, see “Compensation Discussion and Analysis—2015 Executive Compensation—Components of 2015 Executive Compensation—Annual Bonus” above.
(2)	Except as noted in footnote (10), represents restricted stock awards that vest annually over a four year period beginning on the date of grant, with 25% vesting on the first anniversary of grant and another 25% vesting on each successive anniversary of that date.
(3)	Except as noted in footnote (10), represents stock options that vest over a four-year period beginning on the date of grant, with 25% vesting on the first anniversary of grant and the remainder vesting in equal monthly installments thereafter.
(4)	Amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(5)	Pursuant to Mr. Ravichandran’s employment agreement, Mr. Ravichandran was not eligible for an annual bonus for 2015, see “Compensation Discussion and Analysis—2015 Executive Compensation—Hari Ravichandran—2015 Compensation—Base Salary and Bonus Changes” above.
(6)	Represents the aggregate number of shares underlying Mr. Ravichandran’s PRSA that may be earned if the threshold, target or maximum performance goals are achieved. For a description of the PRSA, see “Compensation Discussion and Analysis—2015 Executive Compensation—Hari Ravichandran—2015 Compensation” above.

(7)	Mr. Montagner was eligible to receive a bonus payment under the MIP for 2015 that was prorated for the amount of time Mr. Montagner was employed by us in 2015.
(8)	The threshold, target and maximum amounts included in the table for Messrs. Ellawala and Mone represent the amounts they would have been entitled to had they remained executive officers through 2015. Due to Mr. Ellawala’s transition to a new role at the company and Mr. Mone’s departure from the company during the year, they were not eligible for a payout under the MIP in 2015.
(9)	The equity acceleration described in footnote (10) was approved by the Compensation Committee on August 2, 2015.
(10)	As described in the Summary Compensation Table, a portion of Mr. Mone’s equity awards was modified to accelerate vesting to November 1, 2015, the date of his departure from the company. The amount in the Grant Date Fair Value of Stock and Option Awards column represents the aggregate incremental fair value of the modified awards, computed as of the date of modification in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information regarding outstanding stock awards held as of December 31, 2015 by our NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(1)

Hari Ravichandran	1,477,308	1,250,880	(2)	12.00	10/25/23

						220,765	(3)	2,412,961

						22,158	(4)	242,187

						195,881	(5)	2,140,979	1,483,099	(6)	16,210,272

Marc Montagner	—	253,036	(7)	14.82	9/15/25

						84,345	(8)	921,891

Ronald LaSalvia	120,100	101,639	(9)	12.00	10/25/23

	—	163,577	(10)	18.34	4/30/25

						19,567	(11)	213,867

						54,526	(12)	595,969

Kathy Andreasen	80,062	67,764	(9)	12.00	10/25/23

	—	81,788	(10)	18.34	4/30/25

						9,403	(13)	102,775

						13,045	(11)	142,582

						27,263	(12)	297,985

David Bryson	80,062	67,764	(9)	12.00	10/25/23

	—	61,341	(10)	18.34	4/30/25

						13,045	(11)	142,582

						20,447	(12)	223,486

Tivanka Ellawala	120,100	—		12.00	10/25/23

						19,567	(11)	213,867

John Mone	107,790	—		12.00	10/25/23

	22,150	—		18.34	4/30/25

(1)	Represents the fair market value of shares that were unvested as of December 31, 2015, based on the closing market price of $10.93 on that date.

(2)	These stock options vest in equal monthly installments over a four-year period beginning on October 25, 2013.
(3)	Represents restricted stock units, or RSUs, which vest in equal monthly installments over a four-year period beginning on October 25, 2013. The common stock represented by these RSUs will not be delivered to Mr. Ravichandran until the earlier to occur of November 24, 2017, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us.
(4)	Represents RSUs which vest in equal monthly installments through February 22, 2016. The common stock represented by these RSUs will not be delivered to Mr. Ravichandran until the earlier to occur of October 30, 2016, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us.
(5)	Represents the aggregate number of shares underlying Mr. Ravichandran’s PRSA that were earned by Mr. Ravichandran through December 31, 2015. Mr. Ravichandran must remain employed by us through June 30, 2018 in order for the shares to vest, except in the following circumstances: Mr. Ravichandran’s employment is terminated due to death or disability; we terminate Mr. Ravichandran’s employment without cause or he resigns for good reason; or a change in control of our company occurs while Mr. Ravichandran is employed by us. Upon the occurrence of any of the foregoing events, the shares will vest immediately. For a description of the PRSA, see “Compensation Discussion and Analysis—2015 Executive Compensation—Hari Ravichandran—2015 Compensation” above.
(6)	Represents the remaining number of shares that may be earned by Mr. Ravichandran based on achievement of threshold performance pursuant to Mr. Ravichandran’s PRSA. For a description of the PRSA, see “Compensation Discussion and Analysis—2015 Executive Compensation—Hari Ravichandran—2015 Compensation” above.
(7)	These stock options vest over a four-year period beginning on September 15, 2015, with 25% vesting on September 15, 2016 and the remainder vesting in equal monthly installments thereafter.
(8)	These restricted shares vest annually over a four-year period beginning on September 15, 2015, with 25% vesting on September 15, 2016 and 25% vesting on each successive anniversary of that date through September 15, 2019.
(9)	These stock options vest over a four-year period beginning on October 25, 2013, with 25% having vested on October 25, 2014 and the remainder vesting in equal monthly installments thereafter.
(10)	These stock options vest over a four-year period beginning on April 1, 2015, with 25% vesting on April 1, 2016 and the remainder vesting in equal monthly installments thereafter.
(11)	These restricted shares vest annually over a four-year period beginning on October 25, 2013, with 25% having vested on October 25, 2014 and 25% vesting on each successive anniversary of that date through October 25, 2017.
(12)	These restricted shares vest annually over a four-year period beginning on April 1, 2015, with 25% vesting on April 30, 2016 and 25% vesting on each successive anniversary of that date through April 1, 2019.
(13)	These restricted shares vest in equal monthly installments through September 15, 2016.

2015 Option Exercises and Stock Vested

The following table sets forth information regarding stock acquired upon vesting by our NEOs during the year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Hari Ravichandran	253,332	(3)	4,438,328
Marc Montagner	—		—
Ronald LaSalvia	45,243		774,732
Kathy Andreasen	19,025		319,518
David Bryson	41,983		725,111
Tivanka Ellawala	93,194		1,622,911
John Mone	49,884	(4)	837,425

(1)	The number of shares acquired on vesting of stock awards reflects the gross number of shares vested, including shares that were sold to cover the payment of withholding taxes pursuant to the terms of the 2013 Stock Incentive Plan.
(2)	Value determined by multiplying the number of vested shares by the closing market price of our common stock on the vesting date.
(3)	Amount represents vested RSUs of which (i) 120,396 shares of common stock will not be delivered to Mr. Ravichandran until the earlier to occur of November 24, 2017, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us and (ii) 132,936 shares of common stock will not be delivered to Mr. Ravichandran until the earlier to occur of October 30, 2016, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us.
(4)	As described in the Summary Compensation Table, a portion of Mr. Mone’s unvested restricted stock awards was modified to accelerate vesting to November 1, 2015, the date of his departure from the company. Amount includes 12,726 shares acquired as a result of such accelerated vesting.

Employment and Compensation Arrangements with Named Executive Officers

Hari Ravichandran

Employment Agreement

We are party to an employment agreement with Mr. Ravichandran dated September 30, 2013. This agreement has an initial term of three years and then automatically renews for successive one-year terms, unless either we or Mr. Ravichandran provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. Other material terms of the agreement are summarized below.

Base Salary, Bonus and Equity

In September 2015, we and Mr. Ravichandran amended his employment agreement to reduce his base salary from $750,000 to $200,000 effective October 1, 2015, and to reduce his annual cash bonus with respect to calendar years 2015, 2016 and 2017 to zero unless otherwise determined by the Board or the Compensation Committee. Prior to this amendment, Mr. Ravichandran was entitled to receive an annual base salary of $750,000 and an annual bonus with a target opportunity of 100% of his base salary, with a maximum of 200% of his base salary.

The employment agreement, as amended, provides that Mr. Ravichandran’s base salary will be reviewed for increase no later than June 30, 2018, which is the end of the Performance Period under the PRSA granted to him by our Compensation Committee and Board in September 2015. For more information regarding the PRSA and the amendment to the employment agreement, please see “Compensation Discussion and Analysis—2015 Executive Compensation—Hari Ravichandran—2015 Compensation” above.

Payments upon Termination of Employment

If Mr. Ravichandran’s employment is terminated without cause or he resigns his employment for good reason, as such terms are defined in his employment agreement, he is entitled under his employment agreement to the following severance payments:

•	continued payment of his base salary for a period of 24 months;

•	payment of an amount equal to two times the prior year’s annual bonus (or if the termination occurs within the one-year period following a change in control, an amount equal to the greater of the prior year’s annual bonus or his target annual bonus);

•	a lump sum payment in an amount that, after applicable taxes, is equal to the monthly COBRA premium that Mr. Ravichandran would be required to pay to continue group health insurance coverage for a period of 18 months following his termination; and

•	in the event that the termination occurs within the one-year period following a change in control, full acceleration of all unvested equity awards held by Mr. Ravichandran as of his termination date.

In order to receive these severance payments, Mr. Ravichandran must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including two-year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

In addition, if Mr. Ravichandran’s employment is terminated due to death or disability, he (or his estate or beneficiaries) will be entitled to exercise any vested stock options until the earlier of 3 years following the termination date or the final date such options are exercisable by their terms.

Please see “Compensation Discussion and Analysis—2015 Executive Compensation—Hari Ravichandran—2015 Compensation” for a discussion of the treatment of his PRSA upon termination of employment or a change in control.

Marc Montagner

Employment Agreement

We are party to an employment agreement with Mr. Montagner dated August 3, 2015. Mr. Montagner’s employment agreement has an initial term of two years, beginning on September 15, 2015, and then it automatically renews for successive one-year terms, unless either we or Mr. Montagner provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. The material terms of Mr. Montagner’s employment agreement are summarized below.

Base Salary and Bonuses; Relocation Benefits

Mr. Montagner’s annual base salary is $450,000 and he is eligible to earn an annual bonus in accordance with the MIP, with a target opportunity of 75% of his base salary. Pursuant to his employment agreement, Mr. Montagner was also entitled to a sign-on bonus of $400,000 which was paid in two installments over 2015 and 2016, a relocation bonus of $250,000, and certain other relocation-related reimbursements.

Payments upon Termination of Employment

In the event Mr. Montagner is terminated without cause or he resigns his employment for good reason (as such terms are defined in his employment agreement), he will be entitled to continued payment of his base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as such terms are defined in his employment agreement) (as such terms are defined in his employment agreement), 24 months; payment of his annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, 24 months; and reimbursement on a monthly basis for the COBRA premiums that he would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination. In order to receive these severance payments, Mr. Montagner must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

The award agreements governing Mr. Montagner’s equity awards provide that in the event we undergo a change in control and Mr. Montagner’s employment is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of his equity awards will vest in full as of his termination date.

Ronald LaSalvia, Kathy Andreasen and David Bryson

We are party to employment agreements effective February 22, 2016, which we refer to in this section as the Employment Agreements, with each of Mr. LaSalvia, Ms. Andreasen and Mr. Bryson, each of whom we refer to in this section as an Executive. With the exception of base salary and target bonus percentage, which are summarized in the table below, each of the Employment Agreements has substantially identical terms.

Base Salary and Bonus

Name	Base Salary ($)	Annual Target Bonus Opportunity under the MIP
Ronald LaSalvia	400,000	60%
Kathy Andreasen	350,000	50%
David Bryson	300,000	50%

Term

Each of the Employment Agreements has an initial term of two years and then automatically renews for successive one-year terms, unless either we or the Executive provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms.

Payments upon Termination of Employment

In the event the Executive is terminated without cause or resigns his or her employment for good reason (as such terms are defined in the applicable employment agreement), the Executive will be entitled to continued payment of his or her base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as defined in the applicable employment agreement), 18 months; payment of annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, 18 months; and reimbursement on a monthly basis for the COBRA premiums that the Executive would be required to pay to continue group health insurance coverage for a period of up to 18 months following his or her termination. In order to receive these severance payments, the Executive must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

The award agreements governing each Executive’s equity awards provide that in the event we undergo a change in control and the Executive’s employment is terminated without cause by us within the one-year period following the change in control (as such terms are defined in the applicable award agreement), any remaining unvested portion of his or her equity awards will vest in full as of his or her termination date. In addition, if Ms. Andreasen resigns for good reason (as defined in her award agreement) during the one-year period following a change in control, the shares described in footnote 13 to the “Outstanding Equity Awards at 2015 Fiscal Year-End” table above will vest in full as of her termination date.

Tivanka Ellawala

Mr. Ellawala resigned from his position as our Chief Financial Officer effective September 15, 2015 for family-related reasons. As of that date, our previous employment agreement with Mr. Ellawala terminated.

Mr. Ellawala remains an employee and has transitioned to a new role as head of e-commerce. In connection with this role transition, we entered into a letter agreement with Mr. Ellawala providing that he would have no further rights to certain shares of restricted stock and stock options that were unvested as of December 31, 2015, with the exception of the 19,567 shares of restricted stock that are reflected in the “Outstanding Equity Awards at 2015 Fiscal Year-End” table above. The award agreement governing these shares provides that in the event we undergo a change in control and Mr. Ellawala’s employment is terminated without cause by us within the one-year period following the change in control, as such terms are defined in his award agreement, any portion of these shares that remain unvested as of his termination date will vest in full.

John Mone

Mr. Mone ceased serving as our Chief Information Officer as of August 7, 2015 and his employment with us terminated effective November 1, 2015. In connection with the termination of Mr. Mone’s employment, we entered into a Separation Agreement that provided for continued payment of Mr. Mone’s base salary for a period of 12 months, reimbursement on a monthly basis for the COBRA premiums that he would be required to pay to continue group health insurance coverage for a period of 12 months following his termination, and accelerated vesting of a total of 12,726 restricted shares and 43,708 shares subject to stock options. Please see “Potential Payments Upon Termination or Change in Control” table below.

Potential Payments Upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our NEOs if his or her employment were terminated by us without cause or by the NEO for good reason, if there were a change in control of our company or in the event of the NEO’s death or disability, and if he or she were terminated within 12 months following a change in control. Except as otherwise indicated, these amounts are calculated on the assumption that the employment termination and change in control both took place on December 31, 2015.

	Benefits Payable Upon Termination Without Cause/Good Reason				Benefits Payable Upon a Change in Control or Termination due to Death or Disability		Additional Benefits Payable Upon Termination Within 12 Months of a Change in Control
Name	Severance Payments ($)	COBRA ($)(1)	Equity Acceleration ($)		Equity Acceleration ($)		Severance Payments ($)	Equity Acceleration ($)(2)
Hari Ravichandran	1,900,000	17,511	2,140,979	(2)	23,550,773	(2)	—	2,655,148
Marc Montagner	787,500	17,511	—		—		450,000	921,891
Ronald LaSalvia	640,000	1,790	—		—		200,000	809,836
Kathy Andreasen	525,000	17,511	—		—		—	543,341
David Bryson	450,000	17,511	—		—		150,000	366,068
Tivanka Ellawala	—	—	—		—		—	213,867
John Mone(3)	400,000	17,511	198,310	(4)	—		—	—

(1)	Calculated based on the estimated cost to us of providing these benefits.
(2)	Amounts represent the fair market value as of December 31, 2015 of any shares that would vest, using a per share fair market value equal to $10.93, the closing market price per share of our common stock on December 31, 2015. The value of any option shares that would vest is reported as $0 because the exercise price of each option was higher than the closing market price per share of our common stock on December 31, 2015.
(3)	Amounts shown for Mr. Mone are the actual amounts paid or payable to him under his Separation Agreement with us. See “Employment and Compensation Arrangements with Named Executive Officers—John Mone.”
(4)	Amount represents the (i) the fair market value as of October 30, 2015 of the shares that vested in connection with Mr. Mone’s termination and (ii) the aggregate amount by which the fair market value as of October 30, 2015 of the option shares that vested in connection with Mr. Mone’s termination exceeded the aggregate exercise price of the options, in each case using a per share fair market value equal to $13.33, the closing market price per share of our common stock on October 30, 2015, the trading day immediately preceding Mr. Mone’s termination.

Director Compensation

We compensate our directors who are neither employees of our company nor affiliates of Warburg Pincus or Goldman Sachs, or our eligible directors, for their service as directors. Accordingly, Mr. Ravichandran, our Chief Executive Officer, does not receive any additional compensation for his service as a director. In addition, neither Messrs. Neary, Reedy and Sadrian, each of whom is affiliated with Warburg Pincus, nor Mr. DiSabato, who is affiliated with Goldman Sachs, receive any compensation for their service as directors.

Cash Retainers. Our eligible directors are entitled to receive cash retainer fees in consideration of their Board service as follows:

Annual retainer fee for service on our Board	$80,000
Additional annual retainer fees for committee service:
Committee chair	$20,000
Committee member (other than chair)	$10,000

Per-Meeting Fees. In the event the Board holds more than five Board meetings in a calendar year (including special meetings held in person but excluding all telephonic Board meetings and all committee meetings), each eligible director will receive a per-meeting attendance fee of $5,000 for each Board meeting in excess of five that he attends in person during that calendar year. In 2015, the Board did not hold more than five in-person meetings, and therefore we did not pay any per-meeting fees to our directors.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings for any committee on which he serves.

2015 Eligible Director Compensation

The following table sets forth information regarding the compensation of our eligible directors for their service on our Board in 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Dale Crandall	100,000	—	—	—	100,000
Tomas Gorny	80,000	—	—	—	80,000
Michael Hayford	90,000	—	—	—	90,000
Peter Perrone	90,000	—	—	—	90,000

(1)	As of December 31, 2015, each of Mr. Crandall, Mr. Gorny, Mr. Hayford and Mr. Perrone held outstanding options to purchase 78,250 shares of our common stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about the securities authorized for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Security Holders	7,432,481	(2)	$13.83	(3)	5,119,592
Equity Compensation Plans Not Approved by Security Holders	531,719	(4)	N/A		—
Total	7,964,200		$13.83		5,119,592

(1)	Consists of shares available for future issuance pursuant to the 2013 Stock Incentive Plan.
(2)	Consists of 6,950,858 shares subject to outstanding stock options and 481,623 shares issuable pursuant to RSUs granted in 2013 to Mr. Ravichandran, in each case issued under the 2013 Stock Incentive Plan.
(3)	This figure does not take into account the shares issuable pursuant to RSUs, which have no exercise price.
(4)	Consists of shares issuable pursuant to RSUs granted in 2013 to Mr. Ravichandran.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 18, 2016, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after March 18, 2016 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Investment funds and entities affiliated with Warburg Pincus(1)	47,697,956	34.6%
FMR LLC(2)	20,293,241	14.7%
Investment funds and entities affiliated with Goldman Sachs(3)	15,378,539	11.2%
T. Rowe Price Associates, Inc.(4)	11,628,134	8.4%

Executive Officers and Directors
Hari Ravichandran(5)	12,049,438	8.6%
Marc Montagner(6)	307,559	*
Ronald LaSalvia(7)	658,182	*
Kathy Andreasen(8)	339,105	*
David Bryson(9)	442,796	*
Tivanka Ellawala(10)	182,744	*
John Mone	141,737	*
James C. Neary(11)	47,697,956	34.6%
Dale Crandall(12)	48,902	*
Joseph P. DiSabato(13)	15,378,539	11.2%
Tomas Gorny(14)	2,368,906	1.7%
Michael Hayford(12)	49,772	*
Peter J. Perrone(12)	63,902	*
Chandler J. Reedy(11)	47,697,956	34.6%
Justin L. Sadrian(11)	47,697,956	34.6%
All executive officers and directors as a group (15 persons)	79,729,538	56.5%

(1)

Consists of (i) 34,034,036 shares of our common stock owned by Warburg Pincus Private Equity X, L.P. and (ii) 1,088,808 shares of our common stock owned by Warburg Pincus X Partners, L.P., both Delaware limited partnerships (together, the “WP X Funds”) and (iii) 12,575,112 shares of our common stock owned by WP Expedition Co-Invest L.P., a Delaware limited partnership (“WP Co-Invest” and together with the WP X Funds, the “Warburg Pincus entities”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of the WP X Funds. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”) is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP and the general partner of WP Co-Invest. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”) is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP X Funds. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and managing members and co-chief executive officers of WP LLC and may be deemed to control the Warburg Pincus entities. The WP X Funds, WP X LP, WP X GP, WPP GP, WP Partners, WP Partners GP, WP, WP LLC, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by the WP X Funds. WP Co-Invest, WP Partners, WP Partners GP, WP, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by WP Co-Invest. The business address of the Warburg Pincus entities is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(2)	Based on the Amendment No. 2 to Schedule 13G filed on February 12, 2016 by FMR LLC, a parent holding company of Fidelity Management & Research (Hong Kong) Limited and certain other investment adviser entities, and Abigail P. Johnson. In such filing, (i) FMR LLC discloses it has sole voting power over 337,645 shares of our common stock and sole dispositive power over 20,293,241 shares of our common stock and (ii) Ms. Johnson discloses she has sole dispositive power over 20,293,241 shares of our common stock. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through their ownership of voting common shares and a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)	Consists of (i) 6,656,301 shares of our common stock owned by GS Capital Partners VI Fund, L.P., a Delaware limited partnership; (ii) 5,536,478 shares of our common stock owned by GS Capital Partners VI Offshore Fund L.P., a Cayman Islands exempted limited partnership; (iii) 1,830,369 shares of our common stock owned by GS Capital Partners VI Parallel, L.P., a Delaware limited partnership; (iv) 236,565 shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG, a German limited partnership; (v) 534,373 shares of our common stock owned by Bridge Street 2011, L.P., a Delaware limited partnership; (vi) 234,533 shares of our common stock owned by Bridge Street 2011 Offshore, L.P., a Cayman Islands exempted limited partnership; (vii) 349,502 shares of our common stock owned by MBD 2011 Holdings, L.P., a Cayman exempted limited partnership (collectively, the “GS Entities”) and (viii) 418 shares of our common stock owned by Goldman, Sachs & Co. (“GS”). GS is the investment manager for certain of the GS Entities; for a description of transactions between the Company and GS, see the “Related Person Transactions” section of this proxy statement. GS is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. All voting and investment decisions for the GS Entities are made by the Merchant Banking Division Corporate Investment Committee of GS, which is currently comprised of Richard A. Friedman, Joseph H. Gleberman, Thomas G. Connolly, John F. Daly, Joseph P. DiSabato, Elizabeth C. Fascitelli, Bradley J. Gross, Martin A. Hintze, Stephanie Hui, Adrian M. Jones, Michael E. Koester, Scott Lebovitz, Sanjeev Mehra, Kenneth A. Pontarelli, Sumit Rajpal, James H. Reynolds, Ankur Sahu and Andrew E. Wolff, through voting by the committee members. The business address of GS and the GS Entities is c/o Goldman, Sachs & Co., 200 West Street, New York, New York 10282.
(4)

Based on the Amendment No. 1 to Schedule 13G filed on February 11, 2016 by T. Rowe Price Associates, Inc. (“TRP”) and T. Rowe Price New Horizons Fund, Inc. (“TRP New Horizons”). In such filing, (i) TRP discloses it has sole voting power over 2,238,500 shares of our common stock and sole dispositive power over 11,628,134 shares of our common stock and (ii) TRP New Horizons discloses it has sole voting power over 8,006,474 shares of our common stock. The business address of TRP and TRP New Horizons is 100 E. Pratt Street, Baltimore, Maryland 21202.
(5)	Includes 8,621,311 shares of our common stock directly owned by Mr. Ravichandran and an aggregate of 890,678 shares of our common stock held by the 2013 Ravichandran Family GST Trust, the Hari Ravichandran 2014 Grantor Retained Annuity Trust and the Hari Ravichandran 2015 Grantor Retained Annuity Trust (together, the “Trusts”). Mr. Ravichandran has sole voting and dispositive power with respect to the shares held by the Trusts. Also includes 3,497,873 shares of our common stock that remain subject to vesting as of March 18, 2016, 832,709 shares of our common stock underlying restricted stock units that have vested as of March 18, 2016 or will become vested within 60 days of that date, and 1,704,740 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 18, 2016.
(6)	Consists of 307,559 shares of our common stock that remain subject to vesting as of March 18, 2016.
(7)	Consists of 154,427 shares of our common stock that have vested as of March 18, 2016, 320,878 shares of our common stock that remain subject to vesting as of that date and 182,877 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 18, 2016.
(8)	Consists of 38,081 shares of our common stock that have vested as of March 18, 2016, 186,496 shares of our common stock that remain subject to vesting as of that date and 114,528 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 18, 2016.
(9)	Consists of 305,425 shares of our common stock that have vested as of March 18, 2016, 28,381 shares of our common stock that remain subject to vesting as of that date and 108,990 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 18, 2016.
(10)	Consists of 43,077 shares of our common stock that have vested as of March 18, 2016, 19,567 shares of our common stock that remain subject to vesting as of that date and 120,100 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 18, 2016.
(11)	Messrs. Neary, Reedy and Sadrian are partners of WP and managing directors and members of WP LLC. All shares indicated as owned by Messrs. Neary, Reedy and Sadrian are included because of their affiliation with the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are managing general partners of WP and managing members and co-presidents of WP LLC and may be deemed to control the Warburg Pincus entities.
(12)	Includes 48,902 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 18, 2016.
(13)	GS is a direct and indirect wholly owned subsidiary of GSG. The shares are owned by GS and the GS Entities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. Mr. DiSabato is a managing director of GS.
(14)	Mr. Gorny is the grantor and trustee of The Tomas and Aviva Gorny Family Trust and the grantor of each of The Tomas and Aviva Gorny Irrevocable Trust and The Gorny 2013 Irrevocable Trust (collectively, the “Gorny Trusts”). As a result, Mr. Gorny may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 2,302,782 shares of our common stock owned by the Gorny Trusts. The number of shares beneficially owned by Mr. Gorny also includes 48,902 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of March 18, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during 2015, our directors, officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements, except that (1) a Form 4 was filed late on behalf of Timothy Mathews in connection with an equity grant of our common stock on July 27, 2015, and (2) the Forms 4 were not filed on behalf of Michael Hayford in connection with certain shares that were inadvertently acquired and sold by Mr. Hayford’s advisers in a series of twenty transactions, contrary to Mr. Hayford’s instructions, pursuant to a discretionary investment management agreement. The shares inadvertently acquired and sold by Mr. Hayford were reported on a Form 5 filed with the SEC on February 16, 2016. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I consists of Michael Hayford, Peter Perrone and Chandler Reedy, each with a term ending at the 2017 annual meeting;

•	Class II consists of Dale Crandall, Tomas Gorny and Justin Sadrian, each with a term ending at the 2018 annual meeting; and

•	Class III consists of Joseph DiSabato, James Neary and Hari Ravichandran, each with a term ending at this Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. DiSabato, Neary and Ravichandran are current directors whose terms expire at the Annual Meeting. Messrs. DiSabato, Neary and Ravichandran are each nominated for re-election as a Class III director, with a term ending in 2019.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of all of the Class III nominees identified above to a three-year term ending in 2019, each such nominee to hold office until his successor has been duly elected and qualified. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not expect that any of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. DISABATO, NEARY AND RAVICHANDRAN.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A of the Exchange Act.

Our executive compensation program is designed to attract, retain and reward the best possible executive talent and to align our executives’ incentives with our business goals, the creation of stockholder value, and the long-term growth of our company. Key features of our executive compensation program include:

•	Long-term incentives in the form of stock options, restricted stock and restricted stock units account for a significant majority of our executives’ compensation, which link executive and stockholder interests and reward executives for appreciation in our stock price.

•	Mr. Ravichandran’s 2015 compensation consists almost entirely of performance-based restricted stock, which is earned based upon our achievement of specified free cash flow per share goals.

•	Our annual cash bonus program, the Management Incentive Plan, is tied to the achievement of designated company performance targets, as well as to individual performance.

•	Our executive compensation is benchmarked annually by our independent compensation consultant against a peer group of companies within a reasonable size range of us.

•	Our NEOs do not have guaranteed base salary increases, bonuses, pension benefits, or “golden parachute” excise tax gross-up arrangements.

•	With very limited exceptions, we do not provide any benefits or perquisites to NEOs that are not also available to other employees.

We encourage stockholders to closely read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 25, which describes in detail our executive compensation program, certain best practices that it features, and the decisions made by our Compensation Committee and our Board with respect to executive compensation for the year ended December 31, 2015.

Our Board is asking stockholders to approve, on a non-binding advisory basis, the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Endurance International Group Holdings, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement of Endurance International Group Holdings, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION

ADVISORY VOTES

In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain.

After careful consideration, our Board believes that an executive compensation advisory vote should be held every year. Our Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is also consistent with our policy of reviewing our compensation programs annually. For these reasons, we believe an annual vote would be the best governance practice for our company at this time.

The frequency choice that receives the highest number of votes cast will be considered to be the preferred frequency of our stockholders with which we are to hold future non-binding stockholder advisory “say-on-pay” votes on executive compensation.

Our Board will take into consideration the outcome of this vote in determining the frequency of future executive compensation advisory votes. However, because this vote is non-binding and advisory, our Board may decide that it is in our best interests and those of our stockholders to hold the advisory vote to approve executive compensation more or less frequently.

OUR BOARD BELIEVES THAT HOLDING THE EXECUTIVE COMPENSATION ADVISORY VOTE EVERY YEAR IS IN OUR BEST INTERESTS AND THOSE OF OUR STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF EVERY “ONE YEAR.”

Stockholders are not voting to approve or disapprove our Board’s recommendation. Stockholders may choose among the four choices available.

PROPOSAL 4

AMENDMENT AND RESTATEMENT OF 2013 STOCK INCENTIVE PLAN

Introduction

We are asking our stockholders to approve an amendment and restatement of our 2013 Stock Incentive Plan, or the 2013 Plan, at the Annual Meeting. Our 2013 Plan was originally adopted by our Board and approved by our stockholders on October 23, 2013. On March 31, 2016, our Board approved an amendment and restatement of our 2013 Plan, subject to the approval of our stockholders, which we refer to as the Amended and Restated 2013 Plan.

The Amended and Restated 2013 Plan contains five material changes to the 2013 Plan. In particular, the amendments included in the Amended and Restated 2013 Plan:

•	increase the aggregate number of shares of our common stock authorized for issuance under the plan by 20,000,000 shares (which is approximately 14.5% of our shares outstanding as of the record date for the Annual Meeting);

•	limit the number of shares of our common stock subject to awards that may be granted to any individual non-employee director under the Amended and Restated 2013 Plan to 250,000 per calendar year and impose a $500,000 limit per calendar year on the cash compensation paid to any non-employee director for services as a director;

•	for purposes of Section 162(m) of the Code, (i) add a limit on the number of shares that may be made subject to awards granted per participant under the Amended and Restated 2013 Plan per calendar year; and (ii) add performance criteria upon which performance goals may be based with respect to performance awards granted under the Amended and Restated 2013 Plan;

•	provide that awards made under the Amended and Restated 2013 Plan that are subject to the achievement of performance goals pursuant to the Amended and Restated 2013 Plan may not provide for cash payments in excess of $8,000,000 per participant, per calendar year; and

•	extend the term of the 2013 Plan so that the Amended and Restated 2013 Plan expires 10 years following the date on which the Amended and Restated 2013 Plan is approved by our stockholders.

Why We Are Requesting Stockholder Approval of the Amended and Restated 2013 Plan

The approval by our stockholders of the Amended and Restated 2013 Plan will allow us to continue to grant incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, officers and directors, as well as consultants and advisors. We believe that our ability to grant this broad array of equity incentives is critical to secure, retain and incent our talented service providers and to respond to market conditions and best practices.

The approval by our stockholders of the Amended and Restated 2013 Plan will also constitute approval of the terms and conditions of the plan that allow us to grant awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. This would enable us to grant awards that are not subject to the deduction limitations of Section 162(m) of the Code. In general, Section 162(m) limits to $1 million the deduction that a public company may take with respect to compensation paid to each of its chief executive officer and its three most highly compensated officers (other than the chief executive officer and chief financial officer). Because the 2013 Plan was approved by our Board and our stockholders prior to our initial public offering, and the 2013 Plan was disclosed to our investors as part of the initial public offering, certain compensation attributable to grants made under the 2013 Plan during a transition period following our initial public offering is exempt from the deduction limitations under Section 162(m). However, the transition period will expire at the Annual Meeting. In order for the compensation attributable to grants made under the Amended and Restated 2013 Plan following the expiration of the transition period to be eligible to be exempt from the deduction limitations of Section 162(m), such grants must qualify as “performance-based compensation” meeting the requirements of Section 162(m). One of the requirements of “performance based” compensation under Section 162(m) is that the “material terms” of the performance goals under which compensation may be paid to our executives be disclosed to and approved by our stockholders. For purposes of Section 162(m), “material terms” include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this Proposal 4 will constitute approval of each of these aspects of our Amended and Restated 2013 Plan for purposes of the approval requirements of Section 162(m). While our Amended and Restated 2013 Plan will allow us to grant awards that are intended to be exempt from Section 162(m), our Board may, in its judgment, grant awards under our Amended and Restated 2013 Plan that are not exempt from Section 162(m) when it believes that such awards are appropriate to attract and retain executive talent and are in the best interests of our stockholders.

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to us and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2013 STOCK INCENTIVE PLAN AS DISCLOSED IN THIS PROXY STATEMENT.

Information Regarding Overhang and Dilution

Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding under all of our plans and (ii) the total number of shares available for future award grants under all of our plans, divided by the sum of (a) the total number of shares underlying all equity awards outstanding under all of our plans, (b) the total number of shares available for future award grants under all of our plans and (c) the number of shares outstanding. Our overhang at March 18, 2016 was 17.3%, which falls slightly above the 75th percentile of our peer group. If the 20,000,000 shares proposed to be authorized for grant under the Amended and Restated 2013 Plan are included in the calculation, our overhang at March 18, 2016 would have been 26.4%, which falls above the 75th percentile of our peer group.

Run rate provides a measure of the potential dilutive impact of our equity award program and is calculated by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. For 2015 and 2014, our run rate was 5.35% and 0.35%, respectively. Our three-year average run rate for the years 2013, 2014 and 2015 was 4.40%, which falls above the 75th percentile of our peer group, based on peer group figures for fiscal year 2014. These run rate figures reflect shares subject to Mr. Ravichandran’s PRSA as if the maximum level of performance under that award were to be achieved. If run rate is calculated using only the number of shares that have actually been earned by Mr. Ravichandran under the

PRSA, our run rate for 2015 and 2014 was 2.68% and 0.35%, respectively, and our three-year average run rate for the years 2013, 2014 and 2015 was 3.51%, which falls slightly above the 75th percentile of our peer group, based on peer group figures for fiscal year 2014.

We believe our relatively high three-year average run rate, as well as our relatively high overhang after giving effect to this Proposal 4, is due primarily to the fact that our initial public offering took place within the last three years, unlike the majority of our peer group, and to our emphasis on long-term equity incentives as a key component of executive compensation in order to link executive and stockholder interests and reward executives for appreciation in our stock price.

We expect the shares available for future grant under the Amended and Restated 2013 Plan, after giving effect to the 20,000,000 additional shares to be authorized for grant under this proposal, will last for at least three years.

Description of the Amended and Restated 2013 Plan

The following brief description of the Amended and Restated 2013 Plan is qualified in its entirety by reference to the Amended and Restated 2013 Plan, a copy of which is attached as Appendix A to this proxy statement. References to our Board in this summary shall include the Compensation Committee or any similar committee appointed by our Board to administer the Amended and Restated 2013 Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules

The Amended and Restated 2013 Plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, other stock-based awards and performance awards, which we refer to collectively as awards. Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the Amended and Restated 2013 Plan for up to 38,000,000 shares of our common stock.

The maximum number of shares of common stock with respect to which awards may be granted under the Amended and Restated 2013 Plan to any participant is 4,000,000 per calendar year. For this purpose, the combination of an option in tandem with an SAR will be treated as a single award. Awards made under the Amended and Restated 2013 Plan that are subject to the achievement of performance goals pursuant to the Amended and Restated 2013 Plan can provide for cash payments of up to $8,000,000 per calendar year per individual. In addition, the Amended and Restated 2013 Plan provides that in any calendar year, the maximum number of shares of common stock with respect to which awards may be granted under the Amended and Restated 2013 Plan to any non-employee director is 250,000 per calendar year and the maximum cash compensation paid to any non-employee director for services as a director may not exceed $500,000 per calendar year.

For purposes of counting the number of shares available for the grant of awards under the Amended and Restated 2013 Plan, all shares of common stock covered by SARs will be counted against the number of shares available for the grant of awards and against the sublimits of the Amended and Restated 2013 Plan. However, SARs that may be settled only in cash will not be so counted, and if we grant an SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Amended and Restated 2013 Plan.

Shares covered by awards under the Amended and Restated 2013 Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the Amended and Restated 2013 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of an SAR, the number of shares counted against the shares available for the grant of awards and against the sublimits of the Amended and Restated 2013 Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the number of shares available for the future grant of awards under the Amended and Restated 2013 Plan.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the Amended and Restated 2013 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Amended and Restated 2013 Plan. Any such substitute awards shall not count against the overall share limits or the sublimits described above, except as required by reason of Section 422 and related provisions of the Code.

Shares issued under the Amended and Restated 2013 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

Descriptions of Awards.

Options. Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Only our employees or employees of our subsidiaries may receive “incentive stock options” as defined in Section 422 of the Code. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option”. Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant; provided, however, that if our Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on such future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the Amended and Restated 2013 Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The Amended and Restated 2013 Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash, by check or, except as may otherwise be provided in the applicable option agreement or approved by our Board, in connection with a “cashless exercise” through a broker, (ii) to the extent provided in the applicable option agreement or approved by our Board, and subject to certain conditions, by delivery of shares of common stock to us owned by the participant valued at their fair market value, (iii) to the extent provided in an applicable nonstatutory stock option agreement or approved by our Board, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (iv) to the extent provided in the applicable option agreement or approved by our Board, by any other lawful means, or (v) by any combination of these forms of payment.

Stock Appreciation Rights. An SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The Amended and Restated 2013 Plan provides that the measurement price of an SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board approves the grant of an SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years.

Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the Amended and Restated 2013 Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the Amended and Restated 2013 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the Amended and Restated 2013 Plan) and grant in substitution therefor new awards under the Amended and Restated 2013 Plan (other than certain substitute awards described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (4) take any other action under the Amended and Restated 2013 Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Unless otherwise provided in the applicable award agreement, any dividend declared and paid by us with respect to a share of restricted stock shall be paid to the participant only if and when such shares of restricted stock become free from any applicable restrictions on transferability and forfeitability.

Restricted Stock Unit Awards. Restricted stock units, or RSUs, entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. Our Board may, in its discretion, provide that settlement of an RSU will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our Board may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded.

Other Stock-Based Awards. Under the Amended and Restated 2013 Plan, our Board may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the Amended and Restated 2013 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board may determine.

Performance Awards. Restricted stock awards, RSUs and other stock-based awards under the Amended and Restated 2013 Plan may be made subject to the achievement of performance goals. We refer to such awards as performance awards. Performance awards can also provide for cash payments of up to $8,000,000 per calendar year per individual. Performance awards intended to qualify as “performance-based compensation” under

Section 162(m) of the Code will be made only by a committee (or subcommittee) of our Board comprised solely of two or more directors eligible to serve on a committee making awards qualifying as “performance-based compensation” under Section 162(m). For any award intended to qualify as “performance-based compensation,” the committee will specify that the degree of granting, vesting and/or payout will be subject to the achievement of one or more objective performance measures established by the committee, which will be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP or other basis, as determined by the committee: Net income (loss); earnings per share; earnings before or after discontinued operations, interest, taxes, depreciation, amortization, and/or stock based compensation; operating income (loss) before or after discontinued operations and/or taxes; net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, legal advisory and litigation expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs; margins; revenue; revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions; deferred revenue; billings; monthly recurring revenue retention rate; total subscribers; net subscriber additions; subscriber churn; average revenue per subscriber; subscriber lifetime value; cash flow; cash position; free cash flow; free cash flow per share; unlevered free cash flow; unlevered free cash flow per share; free cash flow plus integration and restructuring expenses, transaction expenses and charges, legal advisory and litigation expenses, and dividend related payments (“FCF as reported”); FCF as reported per share; unlevered free cash flow plus integration and restructuring expenses, transaction expenses and charges, legal advisory and litigation expenses, and dividend related payments (“UFCF as reported”); UFCF as reported per share; net debt; capital expenditures; cash return on invested capital; return on sales, assets, equity or investment; stock price; market share; value based financial metrics; improvement of financial ratings; achievement of balance sheet or income statement objectives; total stockholder return; effective budgeting and financial planning; customer satisfaction; service levels; product development and release goals; operational efficiencies; expenses and cost reduction goals; debt reduction; completion of strategic acquisitions/dispositions; and growth or improvement in any of the foregoing metrics.

Such performance goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary or nonrecurring items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) non-cash compensation expenses, (v) the writedown of any asset, (vi) fluctuation in foreign currency exchange rates, and (vii) charges for restructuring, integration and rationalization programs. Such performance measures (x) may vary by participant and may be different for different awards, (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the committee, and (z) will be set by the committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. The committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such a performance award, and the committee may not waive the achievement of applicable performance measures except in the case of death or disability of the participant or a change in control of us. Performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) may be based on these or other performance measures as determined by our Board.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, our Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if, with respect to such proposed transferee, we would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended. Further, we are not required to recognize any such transfer until such time as the participant and such permitted transferee have, as a condition to such transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award.

Eligibility to Receive Awards

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the Amended and Restated 2013 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Plan Benefits

Existing Plan Benefits: As of March 18, 2016, approximately 3,910 persons were eligible to receive awards under our 2013 Plan, including our executive officers and non-employee directors. The following table shows, for each of the individuals and groups indicated, the number of shares subject to stock options, restricted stock awards and restricted stock units that have been granted (even if not currently outstanding) under our 2013 Plan since it was approved by our stockholders on October 23, 2013 through March 18, 2016.

Name	Shares Underlying Stock Options Granted	Shares Underlying Restricted Stock Awards Granted	Shares Underlying Restricted Stock Units Granted
Hari Ravichandran	2,729,188	3,693,754	481,623
Marc Montagner	253,036	307,559	—
Ronald LaSalvia	385,316	354,073	—
Katherine Andreasen	229,614	202,160	—
David Bryson	209,167	46,534	—
Tivanka Ellawala	221,739	39,131	—
John Mone	254,252	57,698	—
All current executive officers as a group(1)	3,806,321	4,604,080	481,623
All current directors who are not executive officers as a group(2)	234,750	22,222	—
All employees who are not executive officers as a group	3,594,664	1,658,101	—

(1)	Consists of Mr. Ravichandran, Mr. Montagner, Mr. LaSalvia, Ms. Andreasen and Mr. Bryson.
(2)	Under our director compensation program, only Messrs. Crandall, Gorny, Hayford and Perrone are eligible for equity awards. See “Executive Compensation—Director Compensation.”

In addition, consistent with our usual schedule for granting annual equity awards, in late April our Board expects to grant options and restricted stock awards covering approximately 6.0 million shares of our common stock under the Amended and Restated 2013 Plan. Approximately 1.6 million of the shares subject to these awards are expected to be used for grants to NEOs other than Mr. Ravichandran, one other officer, and the four non-employee directors listed in the table above, and approximately 4.4 million of the shares are expected to be used for grants to approximately 220 non-executive employees.

New Plan Benefits. The granting of awards under the Amended and Restated 2013 Plan is discretionary, and except as noted above, we cannot now determine the number or type of awards to be granted in the future to any particular person or group. However, of the 6.0 million shares of common stock expected to be granted in late April, our Board expects to grant options to purchase an aggregate of approximately 3.2 million shares of our common stock under the Amended and Restated 2013 Plan to approximately 220 employees, none of whom are NEOs or directors, subject to our receipt of stockholder approval of the Amended and Restated 2013 Plan.

If we do not obtain stockholder approval of the Amended and Restated 2013 Plan within 12 months of the date on which such options were granted, they will be immediately terminated and forfeited. In addition, no such option may be exercised or otherwise result in the issuance of shares of our common stock prior to our receipt of stockholder approval of the Amended and Restated 2013 Plan.

On March 18, 2016, the last reported sale price of our common stock at the close of business on the NASDAQ Global Select Market was $10.37.

Administration

The Amended and Restated 2013 Plan will be administered by our Board. Our Board has the authority to grant awards, to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Amended and Restated 2013 Plan that it deems advisable and to construe and interpret the provisions of the Amended and Restated 2013 Plan and any award agreements entered into under the Amended and Restated 2013 Plan. Our Board may correct any defect, supply any omission or reconcile any inconsistency in the Amended and Restated 2013 Plan or any award in the manner and to the extent it deems expedient to carry the Amended and Restated 2013 Plan into effect and will be the sole and final judge of such expediency. All decisions by our Board will be made in our Board’s sole discretion and will be final and binding on all persons having or claiming any interest in the Amended and Restated 2013 Plan or in any award.

Pursuant to the terms of the Amended and Restated 2013 Plan, our Board may delegate any or all of its powers under the Amended and Restated 2013 Plan to one or more committees or subcommittees of our Board. Our Board has authorized our Compensation Committee to administer certain aspects of the Amended and Restated 2013 Plan, including the granting of awards to executive officers.

In addition, subject to any requirements of applicable law, our Board may delegate to one or more of our officers the power to grant awards (subject to any limitations under the Amended and Restated 2013 Plan) to our employees or officers and to exercise such other powers under the Amended and Restated 2013 Plan as our Board may determine. Our Board will fix the terms of any awards to be granted by such officers, the maximum number of shares subject to awards that the officers may grant, and the time period in which such awards may be granted. No officer will be authorized to grant awards to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” (as defined by Rule 16a-1 under the Exchange Act).

Subject to any applicable limitations contained in the Amended and Restated 2013 Plan (including with respect to performance awards), our Compensation Committee generally selects the recipients of awards and determines the following with respect to such awards:

•	the number of shares of our common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards becomes exercisable or otherwise vest;

•	the exercise or measurement price of awards, if any;

•	the duration of awards; and

•	the effect on awards of a change in control of us.

Each award under the Amended and Restated 2013 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board need not treat participants uniformly. Our Board will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights under the award.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board, to (i) the number and class of securities available under the Amended and Restated 2013 Plan, (ii) the share counting rules set forth in the Amended and Restated 2013 Plan, (iii) the sublimits contained in the Amended and Restated 2013 Plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share- and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock or RSU award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding other stock-based award.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Amended and Restated 2013 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board’s approval) arising out of any act or omission to act concerning the Amended and Restated 2013 Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards. Except as otherwise provided under the Amended and Restated 2013 Plan with respect to repricing outstanding stock options or SARs, or actions requiring stockholder approval, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Amended and Restated 2013 Plan or the change is otherwise permitted under the terms of the Amended and Restated 2013 Plan in connection with a change in capitalization or reorganization event.

Reorganization Events

The Amended and Restated 2013 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Amended and Restated 2013 Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

Awards Other than Restricted Stock; Options Available to our Board. Under the Amended and Restated 2013 Plan, if a reorganization event occurs, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive, upon consummation thereof, a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (5) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. Our Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically.

The Amended and Restated 2013 Plan also provides, however, that for RSUs that are subject to Section 409A of the Code: (A) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the reorganization event constitutes such a “change in control event,” then no assumption or substitution of the RSU shall be permitted, and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (B) our Board may only undertake the actions set forth in clauses (3), (4) or (5) above; if the reorganization event is a “change in control event” as so defined under the Treasury Regulation and such action is permitted or required by Section 409A of the Code. If the reorganization event does not constitute a “change in control event” as defined in the Treasury Regulation or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (1) above, then the unvested RSUs shall terminate immediately prior to the consummation of the reorganization event without any payment in exchange therefor.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our Board determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

Our Board may from time to time establish one or more sub-plans under the Amended and Restated 2013 Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. Our Board shall establish such sub-plans by adopting supplements to the Amended and Restated 2013 Plan containing any limitations on our Board’s discretion under the Amended and Restated 2013 Plan as our Board shall deem necessary or desirable and any additional terms and conditions not otherwise inconsistent with the Amended and Restated 2013 Plan that our Board shall deem necessary or desirable. All supplements adopted by our Board shall be deemed to be part of the Amended and Restated 2013 Plan, but each supplement shall apply only to participants within the affected jurisdiction.

Amendment or Termination

If we receive stockholder approval of the Amended and Restated 2013 Plan, no award may be granted under the Amended and Restated 2013 Plan after May 25, 2026; otherwise, no award may be granted under the 2013 Plan after October 22, 2023, but, in either case, awards previously granted may extend beyond that date. Our Board may amend, suspend or terminate the Amended and Restated 2013 Plan or any portion thereof at any time, except that (i) to the extent required by Section 162(m) of the Code, no award granted to a participant that is intended to comply with Section 162(m) after the date of such amendment will become exercisable, realizable or vested, as applicable, unless and until such amendment has been approved by our stockholders in the manner required by Section 162(m) and (ii) no amendment that would require stockholder approval under the rules of the NASDAQ stock market may be made effective unless and until such amendment has been approved by our stockholders. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Amended and Restated 2013 Plan adopted in accordance with the procedures described above shall apply to, and be binding on the holders of, all awards outstanding under the Amended and Restated 2013 Plan at the time the amendment is adopted, provided that our Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Amended and Restated 2013 Plan. No award shall be made that is conditioned on stockholder approval of any amendment to the Amended and Restated 2013 Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Amended and Restated 2013 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of an SAR. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the fair market value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the fair market value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the fair market value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the Amended and Restated 2013 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us with respect to awards made under the Amended and Restated 2013 Plan, except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2013 STOCK INCENTIVE PLAN AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, or BDO, an independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2016. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

BDO has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to questions as appropriate.

The following table summarizes BDO’s fees billed to us for each of the last two fiscal years. For the fiscal year ended December 31, 2015, audit fees include amounts not yet billed of approximately $488,000.

Fee Category	2014	2015
Audit Fees(1)	$1,344,202	$1,388,290
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$1,342,698	$947,975
Total Fees	$2,686,900	$2,336,265

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. We did not incur any audit-related fees for the fiscal years ended December 31, 2014 and December 31, 2015.
(3)	Tax fees consist of the fees for the following two general service categories: tax compliance and return preparation and tax planning and consulting. For the fiscal years ended December 31, 2014 and December 31, 2015, we incurred fees of approximately $505,006 and $775,812, respectively, for tax compliance and return preparation, and fees of approximately $837,692 and $172,162, respectively, for tax planning and consulting.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of our Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the ratification unless stockholders specify otherwise. Although stockholder ratification is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 5 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2016. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2017 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement and proxy card relating to our Annual Meeting of Stockholders to be held in 2017, or the 2017 Annual Meeting, stockholder proposals must include the information set forth in our bylaws and be received at our principal executive offices no later than December 13, 2016. However, if the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 26, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive notice of other proposals of stockholders (including director nominations) intended to be presented at the 2017 Annual Meeting but not included in the proxy statement by February 25, 2017, but not before January 26, 2017. However, in the event the 2017 Annual Meeting is scheduled to be held on a date before May 6, 2017, or after July 25, 2017, then these notices may be received by us at our principal executive office not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting and (2) the 10th day after the day on which notice of the date of such annual meeting was mailed or we first make a public announcement of the date of such annual meeting, whichever first occurs. All such notices must contain the information required by our bylaws, and any proposals we do not receive in accordance with the above standards will not be voted on at the 2017 Annual Meeting.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if you elected to receive printed materials, only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call us at (781) 852-3200 or write us at the following address or phone number: Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. If you would like to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

APPENDIX A

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this Amended and Restated 2013 Stock Incentive Plan (the “Plan”) of Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. This Plan amends and restates the 2013 Stock Incentive Plan that was originally adopted by the Board of Directors of the Company (the “Board”) and approved by our stockholders on October 23, 2013 and was amended by the Board on March 31, 2016 and approved by our stockholders on                     , 2016 (such last date, the “Effective Date”). Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8).

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and

provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to 38,000,000 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Section 4(b):

(A) all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits referenced in the first clause of this Section 4(a)(2); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B) if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits referenced in the first clause of this Section 4(a)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(C) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards.

(b) Sublimits. Subject to adjustment under Section 9, the following sublimits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 4,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limits Applicable to Non-Employee Directors. The maximum number of shares of Common Stock with respect to which Awards may be granted to any individual non-employee director under the Plan shall be 250,000 per calendar year and the maximum cash compensation paid to any non-employee director for services as a director shall not exceed $500,000 per calendar year.

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Endurance International Group Holdings, Inc., any of Endurance International Group Holdings, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value per share of Common Stock as determined by (or in a manner approved by) the Board (“Fair Market Value”) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

6.	Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d) Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding stock appreciation right (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled stock appreciation right, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

7.	Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of such number of shares of Common Stock. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of Common Stock and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the Award agreement.

8.	Other Stock-Based Awards; Performance Awards

(a) Other Stock-Based Awards Generally; Terms and Conditions. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(b) Performance Awards.

(1) Grants. Restricted Stock, Restricted Stock Units and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 8(b) (“Performance Awards”). Performance Awards can also provide for cash payments of up to $8,000,000 per calendar year per individual.

(2) Committee. Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined in accordance with generally accepted accounting principles (“GAAP”) or on a non-GAAP or other basis, as determined by the Committee: net income (loss); earnings per share; earnings before or after discontinued operations, interest, taxes, depreciation, amortization, and/or stock based compensation; operating income (loss) before or after discontinued operations and/or taxes; net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, legal advisory and litigation expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs; margins; revenue; revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions; deferred revenue; billings; monthly recurring revenue retention rate; total subscribers; net subscriber additions; subscriber churn; average revenue per subscriber; subscriber lifetime value; cash flow; cash position; free cash flow; free cash flow per share; unlevered free cash flow; unlevered free cash flow per share; free cash flow plus integration and restructuring expenses, transaction expenses and charges, legal advisory and litigation expenses, and dividend related payments (“FCF as reported”); FCF as reported per share; unlevered free cash flow plus integration and restructuring expenses, transaction expenses and charges, legal advisory and litigation expenses, and dividend related payments (“UFCF as reported”); UFCF as reported per share; net debt; capital expenditures; cash return on invested capital; return on sales, assets, equity or investment; stock price; market share; value based financial metrics; improvement of financial ratings; achievement of balance sheet or income statement objectives; total stockholder return; effective budgeting and financial planning; customer satisfaction; service levels; product development and release goals; operational efficiencies; expenses and cost reduction goals; debt reduction; completion of strategic acquisitions/dispositions; and growth or improvement in any of the foregoing metrics. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary or nonrecurring items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) non-cash compensation expenses, (v) the writedown of any asset, (vi) fluctuation in foreign currency exchange rates, and (vii) charges for restructuring, integration and rationalization programs. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (z) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

9.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B) Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C) For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of

Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a Fair Market Value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a Fair Market Value equal to the maximum individual statutory rate of tax) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. Except as provided in Sections 5(g) and 6(e) with respect to repricings or Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan that is granted after the Effective Date, a Participant shall agree to be bound by any clawback policy the Company may adopt in future.

(c) Term of Plan. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment in the manner required by Section 162(m); and (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e) Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

APPENDIX B

Non-GAAP Financial Measures

The following table reflects the reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP (all data in thousands):

	Twelve Months Ended December 31,
	2014	2015
Net loss	$(50,852)	$(25,770)
Stock-based compensation	16,043	29,925
(Gain) loss on sale of assets	(168)	(155)
Gain of unconsolidated entities(1)	61	9,200
Amortization of intangible assets	102,723	91,057
Amortization of deferred financing costs	83	82
Changes in deferred revenue	67,654	34,241
Impact of reduced fair value of deferred domain registration costs	(18,782)	(2,005)
Transaction expenses and charges	4,787	9,582
Integration and restructuring expenses	19,927	16,262
Legal advisory expenses(2)	—	1,349
Depreciation	30,956	34,010
Income tax expense	6,186	11,342
Interest expense, net (excluding amortization of deferred financing costs)	57,000	58,332

Adjusted EBITDA	$235,618	$267,452

(1)	The gain of unconsolidated entities is reported on a net basis for the year ended December 31, 2015. The twelve months ended December 31, 2015 includes a $5.4 million gain for the redemption of our equity interest in World Wide Web Hosting, partially offset by our proportionate share of net losses from unconsolidated entities of $14.6 million.
(2)	Consists of legal and related advisory expenses associated with matters that are the subject of a class action lawsuit filed against us in May 2015 and the SEC subpoena received by us in December 2015.

The following table reflects the reconciliation of cash flows from net cash provided by operating activities to Free Cash Flow (FCF), Unlevered Free Cash Flow (UFCF), and Unlevered Free Cash Flow as reported (UFCF as reported) (all data in thousands):

	Twelve Months Ended December 31,
	2014	2015
GAAP Cash Flow from Operations	142,893	177,228
Less:
Dividend from minority interest	(167)	—
Capital expenditures and capital lease obligations(1)	(27,512)	(36,065)

Free Cash Flow	$115,214	$141,163

Plus:
Interest paid	57,418	57,338

Unlevered Free Cash Flow	$172,632	$198,501

Adjustments Plus:
Transaction expenses and charges	3,885	5,033
Integration and restructuring expenses	17,479	16,948
Legal advisory expenses(2)	—	1,203

Unlevered Free Cash Flow (as reported)(3)	$193,996	$221,685

(1)	Capital expenditures include payments under capital leases for software of $21.5 million. During the twelve months ended December 31, 2014 and December 31, 2015, these payments amounted to $3.6 million and $4.8 million, respectively. The remaining balance on the capital lease is $13.1 million as of December 31, 2015.
(2)	Consists of legal and related advisory expenses associated with matters that are the subject of a class action lawsuit filed against us in May 2015 and the SEC subpoena received by us in December 2015.
(3)	Interest paid in the above table is disclosed in the consolidated statement of cash flows. As previously reported, interest paid in the FCF/UFCF reconciliation table was net of accrued loan interest and net interest income. If we used the previous method, the Unlevered Free Cash Flow (as reported) amounts for the twelve months ended December 31, 2014 and 2015 would be $193.4 million and $221.4 million, respectively.

The following table reflects the reconciliation of Adjusted Revenue to revenue calculated in accordance with GAAP (all data in thousands):

	Twelve Months Ended December 31,
	2014	2015
Revenue	$629,845	$741,315
Purchase accounting adjustment	22,100	5,724

Adjusted revenue	$651,945	$747,039

Use of Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business and help management and investors gauge our ability to generate cash flow, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) plus (i) changes in deferred revenue, depreciation, amortization, stock-based compensation expense, loss of unconsolidated entities, net loss on sale of assets, expenses related to integration of acquisitions and restructurings, transaction expenses and charges, certain legal advisory expenses, interest expense and income tax expense, less (ii) earnings of unconsolidated entities, net gain on sale of assets and the impact of purchase accounting related to reduced fair value of deferred domain registration costs. We view adjusted EBITDA as a performance measure. Due to our history of acquisitions and financings, we have incurred and will continue to incur charges for integration, restructuring and transaction expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/ or technical platforms. We believe that adjusting for these items is useful to investors in evaluating the post integration performance of our company. We manage our business based on the cash collected from our subscribers and the cash required to acquire and service those subscribers. We believe highlighting cash collected and cash spent in a given period provides insight to an investor to gauge the overall performance of our business. Under GAAP, although subscription fees are paid in advance, we recognize the associated revenue over the subscription term, which does not fully reflect short-term trends in our operating results. In order to capture these trends and report our performance consistently with how we manage our business, we include the change in deferred revenue for the period in our calculation of adjusted EBITDA for that period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations and dividend from minority interest. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures and payment of interest on our outstanding indebtedness.

Unlevered Free Cash Flow, or UFCF, is a non-GAAP financial measure that we calculate as FCF plus interest paid. We believe the most useful indicator of our operating performance is the cash generating potential of our company prior to any accounting charges related to our acquisitions and after investment in capital expenditures to operate our technology platform. Given our substantial bank debt, we believe it is important to present to our investors the cash generation potential of our business prior to interest payments.

Unlevered Free Cash Flow (as reported), or UFCF (as reported), is a non-GAAP financial measure that we calculate as UFCF plus integration and restructuring expenses, transaction expenses and charges, certain legal advisory expenses, and dividend related payments. We believe that this presentation provides investors with an alternative view of UFCF by adding back expenses that primarily relate to the process of acquiring another business and integrating that business into our support and/or technical platforms, which we believe is useful to investors in evaluating the post integration performance of our company. UFCF (as reported) also adds back certain legal advisory and dividend related expenses that we believe do not reflect our ongoing operating performance.

Adjusted Revenue is a non-GAAP financial measure that we calculate as GAAP revenue adjusted to exclude the impact of any fair value adjustments to deferred revenue resulting from acquisitions. Historically, we also adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have included the revenue we add through business acquisitions from the closing date of the relevant acquisition. We believe that excluding fair value adjustments to deferred revenue is useful to investors because it shows our revenue prior to purchase accounting charges related to our acquisitions.

Total Subscribers—We define total subscribers as those that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Historically, in calculating total subscribers, we included the number of end-of-period subscribers we added through business acquisitions as if those subscribers had subscribed with us since the beginning of the period presented. Since the first quarter of 2014, we have included subscribers we added through business acquisitions from the closing date of the relevant acquisition. Additionally, in the fourth quarter of 2014, we modified our definition of total subscribers to better reflect our expanding product mix by including paid subscribers to all of our subscription-based products, rather than limiting the definition to paid subscribers to our hosted web presence solutions. Subscribers of more than one brand are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers. Approximately 29 percent and 15 percent of the increase in total subscribers in the fourth quarter and full year 2015, respectively, consists of these adjustments. Of the approximately 582,000 increase in our total subscribers from December 31, 2014 to December 31, 2015, approximately 158,000 consisted of pre-acquisition subscriber bases of companies we acquired during 2015.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. 10 CORPORATE DRIVE, THIRD FLOOR BURLINGTON, MASSACHUSETTS 01803 UNITED STATES

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐
01 Joseph DiSabato 02 James Neary 03 Hari Ravichandran
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 4. and 5.:		For	Against	Abstain
2.	To approve, in a non-binding advisory say-on-pay vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative disclosures in the proxy statement:		☐	☐	☐	4.	To approve an amendment and restatement of our 2013 Stock Incentive Plan to, among other things, increase the number of shares of common stock authorized for issuance under the plan from 18,000,000 to 38,000,000:	☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						5.	To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2016:	☐	☐	☐
		1 year	2 years	3 years	Abstain
3.	To recommend, in a non-binding advisory say-on-frequency vote, the frequency of future advisory say-on-pay votes:	☐	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.
Annual Meeting of Stockholders
May 26, 2016 2:00 PM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Hari Ravichandran, Marc Montagner and David Bryson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, ET on May 26, 2016, at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803, and any adjournment or postponement thereof.

For directions to our Annual Meeting of Stockholders, please visit our website at http://ir.endurance.com/events.cfm. We intend to limit attendance at the Annual Meeting to stockholders or their legal proxies. To be admitted, you must bring photo identification and—if you are a beneficial owner of shares held in “street name”—proof of stock ownership on the record date. If you plan on attending, please RSVP by Friday, May 20, 2016 to Angela White at 781-852-3450, or by e-mail to ir@endurance.com.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side